Exhibit 10.6

CERTAIN INFORMATION IN THIS DOCUMENT, MARKED BY [***], HAS BEEN EXCLUDED PURSUANT TO REGULATION S-K, ITEM 601(b)(10)(iv). SUCH EXCLUDED INFORMATION IS NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

AMENDED AND RESTATED COLLABORATION AGREEMENT

between

IMPACT THERAPEUTICS (SHANGHAI), INC.

and

EIKON THERAPEUTICS, INC.

Dated as of November 22, 2023

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS		1

ARTICLE 2 GRANT OF RIGHTS		15

2.1	Grants to Eikon	15
2.2	Grants to Impact	15
2.3	Sublicenses	16
2.4	No Other Grants	17
2.5	Confirmatory Patent License; Registration	17
2.6	Exclusivity	17

ARTICLE 3 PRE-CLINICAL DEVELOPMENT BY IMPACT		19

3.1	Generally	19
3.2	Delivery of Pre-Clinical Development Data Package	20
3.3	Pre-Clinical Development by Eikon	21

ARTICLE 4 DEVELOPMENT AND REGULATORY ACTIVITIES		21

4.1	Development	21
4.2	Regulatory Activities	25

ARTICLE 5 COMMERCIALIZATION		28

5.1	In General	28
5.2	Booking of Sales; Distribution	28
5.3	Statements and Compliance with Applicable Law	28
5.4	Subcontracting; Distributors	28
5.5	Commercialization Reports	29

ARTICLE 6 COLLABORATION MANAGEMENT		29

6.1	Joint Steering Committee	29
6.2	General Provisions Applicable to the JSC	30

ARTICLE 7 MANUFACTURING AND SUPPLY		33

7.1	Manufacturing Rights	33
7.2	Supply of Licensed Products	33
7.3	Manufacturing Technology Transfer	34
7.4	Subsequent Manufacturing Technology Transfer	34

ARTICLE 8 PAYMENTS AND RECORDS		34

8.1	Upfront Payment	34
8.2	Milestones	34

i

8.3	Royalties	37
8.4	Estimated Sales Levels	38
8.5	Royalty Payments and Reports	38
8.6	Mode of Payment	38
8.7	Costs for Global Shared Services	38
8.8	Other Invoiced Amounts	39
8.10	Taxes	39
8.11	Interest on Late Payments	40
8.11	Financial Records	40
8.12	Audit	40
8.13	Right to Offset	41
8.14	[***]	41

ARTICLE 9 INTELLECTUAL PROPERTY		41

9.1	Ownership of Intellectual Property	41
9.2	Control of Intellectual Property	43
9.3	Maintenance and Prosecution of Patents	44
9.4	Enforcement of Patents	46
9.5	Infringement Claims by Third Parties	47
9.6	Third Party Rights	48
9.7	Product Trademarks	49

ARTICLE 10 CONFIDENTIALITY AND NON-DISCLOSURE		50

10.1	Confidentiality Obligations	50
10.2	Permitted Disclosures	51
10.3	Additional Permitted Disclosures	52
10.4	Use of Name	52
10.5	Public Announcements	52
10.6	Publications	53
10.7	Filing of this Agreement in the Impact Territory	53
10.8	Return of Confidential Information	53
10.9	Privileged Communications	54

ARTICLE 11 REPRESENTATIONS AND WARRANTIES		54

11.1	Mutual Representations and Warranties	54
11.2	Additional Representations and Warranties of Impact	55
11.3	DISCLAIMER OF WARRANTIES	60
11.4	Anti-Bribery and Anti-Corruption Compliance	60

ARTICLE 12 INDEMNITY		62

12.1	Indemnification of Impact	62
12.2	Indemnification of Eikon	62
12.3	Indemnification Procedures	63
12.4	Indirect and Other Losses	64

ii

ARTICLE 13 TERM AND TERMINATION		65

13.1	Term and Expiration	65
13.2	Termination	65
13.3	Rights in Bankruptcy	66
13.4	Consequences of Termination	67
13.5	Remedies	68
13.6	Accrued Rights; Surviving Obligations	68

ARTICLE 14 MISCELLANEOUS		69

14.1	Force Majeure	69
14.2	Export Control	69
14.3	Assignment	69
14.4	Severability	71
14.5	Dispute Resolution	71
14.6	Governing Law, Jurisdiction and Service	71
14.7	Notices	72
14.8	Entire Agreement; Amendments	73
14.9	English Language	73
14.10	Equitable Relief	73
14.11	Waiver and Non-Exclusion of Remedies	73
14.12	No Benefit to Third Parties	74
14.13	Further Assurance	74
14.14	Relationship of the Parties	74
14.15	References	74
14.16	Construction	74
14.17	Counterparts	75

SCHEDULES Schedule 1.28 Schedule 1.120 Schedule 3.1.3 Schedule 4.1.1(ii) Schedule 5.4.2 Schedule 10.5 Schedule 11.2.2 Schedule 11.2.3	Corporate Names Pre-Clinical Development Plan Impact Subcontractors First-In-Human Development Plan Impact Commercialization Subcontractors Press Release Existing Patents Material IP Agreements

iii

AMENDED AND RESTATED COLLABORATION AGREEMENT

This Amended and Restated Collaboration Agreement (the “Agreement”) is made and entered into effective as of November 22, 2023 (the “A&R Effective Date”) by and between Impact Therapeutics (Shanghai), Inc (上海瑛派药业有限公司), a limited liability company duly incorporated and validly existing under the laws of the People’s Republic of China (“Impact”) and Eikon Therapeutics, Inc., a Delaware corporation (“Eikon”). Impact and Eikon are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Impact owns and controls certain intellectual property rights with respect to the Licensed Compound (as defined herein) and the Parties desire to work together to combine the assets of Impact with the scientific, clinical and regulatory expertise of Eikon and Eikon’s financial resources to advance the Program (as defined herein) in accordance with terms and conditions set forth below; and

WHEREAS, Impact wishes to grant to Eikon, and Eikon wishes to take, an exclusive license under such intellectual property rights to conduct a global development program with respect to the Program in accordance with the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the premises and the mutual promises and conditions set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

ARTICLE 1

DEFINITIONS

Unless otherwise specifically provided herein, the following terms shall have the following meanings:

1.1 “Acquiree” has the meaning set forth in Section 2.6.2(iii).

1.2 “Acquiror” has the meaning set forth in Section 2.6.2(ii).

1.3 “Affiliate” means, with respect to a Party, any Person that, directly or indirectly, through one (1) or more intermediaries, controls, is controlled by or is under common control with such Party. For purposes of this definition, “control” and, with correlative meanings, the terms “controlled by” and “under common control with” means: (a) the possession, directly or indirectly, of the power to direct the management or policies of a business entity, whether through the ownership of voting securities, by contract relating to voting rights or corporate governance or otherwise; or (b) the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities or other ownership interest of a business entity (or, with respect to a limited partnership or other similar entity, its general partner or controlling entity). The Parties acknowledge that in the case of certain entities organized under the Applicable Law of certain countries outside of the United States, the maximum percentage ownership permitted by Applicable Law for a foreign investor may be equal to or less than fifty percent (50%), and that in such case such lower percentage will be substituted in the preceding sentence; provided that such foreign investor has the power to direct the management and policies of such entity.

1.4 “Agreement” has the meaning set forth in the preamble hereto.

1.5 “Alliance Manager” has the meaning set forth in Section 6.2.5.

1.6 “Anti-Corruption Laws” has the meaning set forth in Section 11.4.1.

1.7 “Applicable Law” means applicable laws, rules and regulations, including any rules, regulations, guidelines or other requirements of the Regulatory Authorities, that may be in effect from time to time, including the FFDCA and Anti-Corruption Law.

1.8 “Auditor” has the meaning set forth in Section 8.12.2.

1.9 “Board of Directors” has the meaning set forth in Section 1.14.1.

1.10 “Breaching Party” has the meaning set forth in Section 13.2.1.

1.11 “Business Day” means a day other than a Saturday or Sunday or a day on which banking institutions in New York, New York are permitted or required to be closed.

1.12 “Calendar Quarter” means each successive period of three (3) calendar months commencing on January 1, April 1, July 1 and October 1, except that the first Calendar Quarter of the Term shall commence on the Effective Date and end on the day immediately prior to the first to occur of January 1, April 1, July 1 or October 1 after the Effective Date and the last Calendar Quarter shall end on the last day of the Term.

1.13 “Calendar Year” means each successive period of twelve (12) calendar months commencing on January 1 and ending on December 31, except that the first Calendar Year of the Term shall commence on the Effective Date and end on December 31 of the year in which the Effective Date occurs and the last Calendar Year of the Term shall commence on January 1 of the year in which the Term ends and end on the last day of the Term.

1.14 “Change of Control,” with respect to a Party, shall be deemed to have occurred if any of the following occurs after the Effective Date:

1.14.1 any “person” or “group” (as such terms are defined below) (i) is or becomes the “beneficial owner” (as defined below, except that a “person” or “group” shall be deemed to have “beneficial ownership” of all shares of capital stock or other equity interests if such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of shares of capital stock or other interests (including partnership interests) of such Party then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of the directors, managers or similar supervisory positions (“Voting Stock”) of such Party representing fifty percent (50%) or more of the total voting power of all outstanding classes of Voting Stock of such Party or (ii) has the power, directly or indirectly, to elect a majority of the members of the Party’s board of directors or similar governing body (“Board of Directors”);

1.14.2 such Party enters into a merger, consolidation or similar transaction with another Person (whether or not such Party is the surviving entity) and as a result of such merger, consolidation or similar transaction (i) the members of the Board of Directors of such Party immediately prior to such transaction constitute less than a majority of the members of the Board of Directors of such Party or such surviving Person immediately following such transaction or (ii) the Persons that beneficially owned, directly or indirectly, the shares of Voting Stock of such Party immediately prior to such transaction cease to beneficially own, directly or indirectly, shares of Voting Stock of such Party representing at least a majority of the total voting power of all outstanding classes of Voting Stock of the surviving Person in substantially the same proportions as their ownership of Voting Stock of such Party immediately prior to such transaction;

1.14.3 such Party sells or transfers to any Third Party, in one or more related transactions, properties or assets representing all or substantially all of such Party’s consolidated total assets to which this Agreement relates; or

1.14.4 the holders of capital stock of such Party approve a plan or proposal for the liquidation or dissolution of such Party.

For the purpose of this definition of Change of Control: (i) “person” and “group” have the meanings given such terms under Section 13(d) and 14(d) of the United States Securities Exchange Act of 1934 and the term “group” includes any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the aforesaid Act; (ii) a “beneficial owner” shall be determined in accordance with Rule 13d-3 under the aforesaid Act; and (iii) the terms “beneficially owned” and “beneficially own” shall have meanings correlative to that of “beneficial owner.”

1.15 “Change of Control Party” has the meaning set forth in Section 14.3.5.

1.16 “Clinical Study” means any human clinical trial of a Licensed Product.

1.17 “CMC” means, with respect to a compound or product, the chemistry, manufacturing and control activities for such compound or product.

1.18 “CNS Active Compound” means, subject to Section 14.3.5, any Selective PARP 1 Inhibitor that is (a) capable of crossing the blood-brain barrier and (b) owned or Controlled by Impact or any of its Affiliates, including the compound known as [***] that is being Developed by Impact as of the Effective Date.

1.19 “CNS Active Product” means any pharmaceutical product that is comprised of or contains a CNS Active Compound, in any and all forms, presentations, dosages and formulations.

1.20 “CNS Development Milestone Event” has the meaning set forth in Section 8.2.2.

1.21 “Combination Product” means a Licensed Product that is comprised of or contains the Licensed Compound as an active ingredient together with one (1) or more other active ingredients and is sold either as a fixed dose/unit or as separate doses/units in a single package.

1.22 “Combo Development Plan” has the meaning set forth in Section 4.1.1(iii)D.

1.23 “Commercialization” means any and all activities directed to the preparation for sale of, offering for sale of or sale of a Licensed Product, including activities related to marketing, promoting, distributing and importing such Licensed Product, and interacting with Regulatory Authorities regarding any of the foregoing. When used as a verb, “to Commercialize” and “Commercializing” mean to engage in Commercialization and “Commercialized” has a corresponding meaning.

1.24 “Commercially Reasonable Efforts” means: [***]

1.25 “Competitive Activities” has the meaning set forth in Section 2.6.1.

1.26 “Confidential Information” has the meaning set forth in Section 10.1.

1.27 “Control” means, with respect to any item of Information, Regulatory Documentation, material, Patent or other intellectual property right, and subject to Section 14.3.1, possession of the right, whether directly or indirectly and whether by ownership, license or otherwise (other than by operation of the license and other grants in Section 2.1 or 2.2), to grant a license, sublicense or other right (including the right to reference Regulatory Documentation) to or under such Information, Regulatory Documentation, material, Patent or other intellectual property right as provided for herein without violating the terms of any agreement with any Third Party, in each case (i) as of the Effective Date, or (ii) if any of the same are acquired or created after the Effective Date, as of the date it is acquired or created by the relevant Party or its Affiliate, provided that in the case of (ii) the Party receiving such license or sublicense agrees to be bound by such obligations, including by reimbursing the other Party or such Affiliates any payment obligations to such Third Party resulting from such license or sublicense to such Party.

1.28 “Corporate Names” means the Trademarks and logos identified on Schedule 1.28 and such other names and logos as each Party may designate in writing from time to time.

1.29 “Cover” means, with respect to a Licensed Compound or a Licensed Product under this Agreement or a product of a Third Party and a Patent, that but for ownership of or a license granted to a Person under a Valid Claim included in such Patent, the actual manufacture, actual use, sale, offer for sale or importation of such Licensed Compound, Licensed Product or such product of a Third Party, as applicable, in the Field in the relevant territory by such Person would infringe such Valid Claim (or, for any pending Valid Claim, infringe such Valid Claim as if it were issued). “Covering” has a correlative meaning.

1.30 “Development” means all activities related to research, pre-clinical and other non-clinical testing, test method development and stability testing, toxicology, formulation, process development, manufacturing scale-up, qualification and validation, quality assurance/quality control, clinical studies, including Manufacturing in support thereof, statistical analysis and report writing, the preparation and submission of Drug Approval Applications, regulatory affairs with respect to the foregoing and all other activities necessary or reasonably useful or otherwise requested or required by a Regulatory Authority as a condition or in support of obtaining or maintaining a Regulatory Approval. When used as a verb, “Develop” means to engage in Development.

1.31 “Development Milestone Event” has the meaning set forth in Section 8.2.1.

1.32 “Distributor” means any Person(s) appointed by a Party or any of its Affiliates or its or their Sublicensees to distribute, market and sell Licensed Product(s), with or without packaging rights, in one or more countries in the Territory, in circumstances where such Person purchases its requirements of Licensed Product(s) from such Party or its Affiliates or its or their Sublicensees but does not otherwise make any royalty or other payment to such Party or its Affiliates or its or their Sublicensees with respect to its intellectual property rights with respect to such Licensed Product(s).

1.33 “Dollars” or “$” means United States Dollars.

1.34 “Drug Approval Application” means a New Drug Application (an “NDA”) as defined in the FFDCA or any corresponding foreign application in the Territory, including, with respect to the European Union, a Marketing Authorization Application filed pursuant to the centralized approval procedure or with the applicable Regulatory Authority of a country in Europe with respect to the mutual recognition or any other national approval.

1.35 “Effective Date” means May 10, 2023.

1.36 “Eikon” has the meaning set forth in the preamble hereto.

1.37 “Eikon Development Plan” has the meaning set forth in Section 4.1.1(i),

1.38 “Eikon Grantback Know-How” means, as used in connection with any grant back license provided in Article 13, that certain Information that is (a) Controlled by Eikon or any of its Affiliates as of the effective date of the applicable termination of this Agreement, (b) not generally known, and (c) directed to the composition or formulation of, or the method of making or using, a Licensed Product that is the subject of Development or Commercialization as of the date of such termination, as such Licensed Product exists as of the effective date of such termination, but excluding any Excluded Technology.

1.39 “Eikon Grantback Patent Rights” means, as used in connection with any grant back license provided in Article 13, those certain claims included in Patents that (a) are Controlled by Eikon or any of its Affiliates as of the effective date of the applicable termination of this Agreement, and (b) Cover the composition or formulation of, or the method of making or using, a Licensed Product that is the subject of Development or Commercialization as of the date of such termination, as such Licensed Product exists as of the effective date of such termination, but excluding any Excluded Technology.

1.40 “Eikon Know-How” means all Information Controlled by Eikon or any of its Affiliates or its or their Sublicensees as of the Effective Date or during the Term is (a) developed or incorporated by Eikon or any of its Affiliates or its or their Sublicensees in the activities under this Agreement; (b) not generally known and (c) necessary or reasonably useful for the Exploitation of a Licensed Compound or Licensed Product, but excluding (i) any Information to the extent Covered or claimed by published Eikon Patents or Joint Patents or any Joint Know-How and (ii) Eikon’s proprietary single-molecule tracking technology.

1.41 “Eikon Patents” means all of the Patents Controlled by Eikon or any of its Affiliates or its or their Sublicensees as of the Effective Date or during the Term (a) made or conceived or incorporated by Eikon or any its Affiliates or its or their Sublicensees in the activities under this Agreement after the Effective Date and during the Term and (b) that claim or Cover or otherwise relate to the Licensed Compound, a Licensed Product or the Exploitation of any of the foregoing, but excluding (i) any Joint Patents and (ii) any Patent that Covers or otherwise relates to Eikon’s proprietary single-molecule tracking technology.

1.42 “Eikon Regulatory Approvals” has the meaning set forth in Section 4.2.1(i).

1.43 “Eikon Regulatory Documentation” has the meaning set forth in Section 4.2.1(i).

1.44 “Eikon Territory” means worldwide excluding the Impact Territory.

1.45 “EMA” means the European Medicines Agency and any successor agency thereto.

1.46 “European Union” means the economic, scientific and political organization of member states known as the European Union, as it may be constituted from time to time.

1.47 “Excluded Technology” means all (a) Patents in which every claim Covers one or more active ingredients other than Licensed Compound(s), and (b) Information to the extent relating to one or more active ingredients other than Licensed Compound(s), provided that such Patents and Information are not necessary for the making, using or selling of a Licensed Product.

1.48 “Executive Officers” means, with respect to Eikon, its Chief Medical Officer, and, with respect to Impact, [***].

1.49 “Existing Patents” has the meaning set forth in Section 11.2.2.

1.50 “Existing Regulatory Documentation” means the Regulatory Documentation Controlled by Impact or any of its Affiliates as of the Effective Date.

1.51 “Exploit” means to make, have made, import, use, sell or offer for sale, including to research, develop, commercialize, register, manufacture, have manufactured, hold or keep (whether for disposal or otherwise), have used, export, transport, distribute, promote, market or have sold or otherwise dispose of. “Exploitation” means the act of Exploiting a compound, product or process.

1.52 “Export Controls and Economic Sanctions Laws” means laws, regulations, and orders imposing trade sanctions on countries (including their governments, residents, and entities organized under the laws of or operating from such countries), individuals, or entities or regulating the export, re-export, transfer, disclosure, or provision of commodities, software, technology, or services including: (a) U.S. economic sanctions administered by OFAC, 30 C.F.R. Parts 500-599; the Export Control Reform Act of 2018 and the Export Administration Regulations administered by the Commerce Department’s Bureau of Industry and Security, 15 C.F.R. Parts 730-774; the International Emergency Economic Powers Act (Public Law 95-223); and Executive Orders of the President regarding restrictions on trade with designated countries and persons; (b) European Union export controls established according to Council Regulation 428/2009 as amended; European Union economic sanctions imposed pursuant to European Union regulations; and any other restrictive measures imposed pursuant to member states’ export control and sanctions regulations; and (c) any other export controls and economic sanctions laws, regulations, and orders of other jurisdictions to the extent applicable and to the extent in compliance with such laws, regulations, and orders is not prohibited or penalized by applicable US or European Union law.

1.53 “FDA” means the United States Food and Drug Administration and any successor agency thereto.

1.54 “FFDCA” means the United States Food, Drug, and Cosmetic Act, as amended from time to time, together with any rules, regulations and requirements promulgated thereunder (including all additions, supplements, extensions and modifications thereto).

1.55 “Field” means any and all uses, including the treatment, prevention, mitigation, cure or diagnosis of a disease, disorder or condition.

1.56 “First Commercial Sale” means, with respect to a Licensed Product and a country, the first sale for monetary value for use or consumption by the end user of such Licensed Product in such country after Regulatory Approval for such Licensed Product has been obtained in such country. Sales prior to receipt of Regulatory Approval for such Licensed Product in such country, such as so-called “treatment IND sales,” “named patient sales,” and “compassionate use sales,” in each case at or below cost, shall not be construed as a First Commercial Sale.

1.57 “First-In-Human Development Budget” has the meaning set forth in Section 4.1.1(ii)

1.58 “First-In-Human Development Plan” has the meaning set forth in Section 4.1.1(ii).

1.59 “FTE” means the equivalent of the work of one (1) employee full time for one (1) Calendar Year (consisting of at least a total of [***] per Calendar Year) of work directly related to the Development of a Licensed Product. Any person who devotes less than [***] per Calendar Year shall be treated as an FTE on a pro rata basis based upon the actual number of hours worked divided by [***].

1.60 “FTE Costs” means, with respect to each Party for any period, the applicable FTE Rate multiplied by the applicable number of FTEs of such Party or any of its Affiliates performing Development activities during such period, which FTE Rate includes salaries and benefits, supplies and equipment and other disposable goods to the extent required for the performance of the applicable activities and a pro rata allocation of equipment maintenance costs, utilities, general, administrative and facilities expenses, including allocated building operating costs and depreciation and repairs and maintenance with respect to such FTE.

1.61 “FTE Rate” means, as of the Effective Date, [***]; provided that such rates shall be adjusted annually, with each annual adjustment effective as of January 1 of each Calendar Year, with the first such annual adjustment to be made as of January 1, 2024, based on each Party’s change in the fully absorbed cost of a full-time employee in the applicable functional area from the previous January 1.

1.62 “GAAP” means, with respect to a Party or its Affiliates or its or their sublicensees, United States generally accepted accounting principles, International Financial Reporting Standards or such other similar national standards as such Party, Affiliate or its or their sublicensee adopts, in each case, consistently applied.

1.63 [***]

1.64 [***]

1.65 “Global Clinical Study” means a study designed to support a Drug Approval Application for the Licensed Product in multiple jurisdictions that include at a minimum, the U.S. and mainland China.

1.66 “Global Development Plan” has the meaning set forth in Section 4.1.1(iii).

1.67 “Hatch-Waxman Act” means the U.S. “Drug Price Competition and Patent Term Restoration Act” of 1984, as set forth at 21 U.S.C. §355(b)(2)(A)(iv) or (j)(2)(A)(vii)(IV).

1.68 “HGR Approval” means all filings to, or approvals, certificates or other clearances from, the Office of Human Genetic Resource Administration of the Ministry of Science and Technology (“OHGRA”), and any successor agency thereto, or any Regulatory Authority having substantially the same function, that are necessary for Impact or any of its Affiliates to disclose to, transfer to or share with a “foreign party” any “Chinese human genetic resource information” or “Chinese human genetic resource materials,” with each of the foregoing terms as defined in the PRC Regulation on the Administration of Human Genetic Resources

(人类遗传资源管理条例). For clarity, each of (a) clinical data from clinical trials in mainland China; and (b) post-marketing surveillance data generated in connection with, or resulting from, any research conducted in mainland China constitutes “Chinese human genetic resource information.” For further clarity, HGR Approval includes any amendments to approvals for international collaborations and record filings for data transfer.

1.69 “Impact” has the meaning set forth in the preamble hereto.

1.70 “Impact Development Plan” has the meaning set forth in Section 4.1.1(ii).

1.71 “Impact Know-How” means all Information Controlled by Impact or any of its Affiliates or its or their (sub)licensees as of the Effective Date or at any time during the Term necessary or reasonably useful for the Exploitation of Licensed Compound or Licensed Product, but excluding any Joint Know-How or any Information to the extent Covered or claimed by published Impact Patents or Joint Patents.

1.72 “Impact Patents” means all of the Patents Controlled by Impact or any of its Affiliates or its or their (sub)licensees as of the Effective Date or at any time during the Term necessary or reasonably useful in connection with a Licensed Compound, a Licensed Product or the Exploitation of any of the foregoing, but excluding any Joint Patents. The Impact Patents include the Existing Patents.

1.73 “Impact Regulatory Approvals” has the meaning set forth in Section 4.2.1(ii).

1.74 “Impact Regulatory Documentation” has the meaning set forth in Section 4.2.1(ii).

1.75 “Impact Territory” means mainland China, Hong Kong, Taiwan and Macau.

1.76 “Impact Territory Right” has the meaning set forth in Section 9.6.2.

1.77 “IND” means (i) an investigational new drug application filed with the FDA for authorization to commence clinical studies and its equivalent in other countries or regulatory jurisdictions and (ii) all supplements and amendments that may be filed with respect to the foregoing.

1.78 “Indemnification Claim Notice” has the meaning set forth in Section 12.3.1.

1.79 “Indemnified Party” has the meaning set forth in Section 12.3.1.

1.80 “IND-Enabling Study” means a pre-clinical study for which the protocol and results are necessary to prepare a complete IND for a Licensed Product.

1.81 “Indirect Tax” has the meaning set forth in Section 8.9.2

1.82 “Information” means all technical, scientific and other know-how and information, trade secrets, knowledge, technology, means, methods, processes, practices, formulae, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, apparatuses, specifications, data, results and other material, including: biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, pre-clinical, clinical, safety, manufacturing and quality control data and information, including study designs and protocols, assays and biological methodology, in each case (whether or not confidential, proprietary, patented or patentable) in written, electronic or any other form now known or hereafter developed.

1.83 “Infringement” has the meaning set forth in Section 9.4.1.

1.84 “Initiation” means, with respect to a Clinical Study, the first dosing of the first human subject in such Clinical Study.

1.85 “Invoiced Party” has the meaning set forth in Section 8.8.

1.86 [***]

1.87 “Invoicing Party” has the meaning set forth in Section 8.8.

1.88 “Joint Intellectual Property Rights” has the meaning set forth in Section 9.1.2.

1.89 “Joint Know-How” has the meaning set forth in Section 9.1.2.

1.90 “Joint Patents” has the meaning set forth in Section 9.1.2.

1.91 “Joint Steering Committee” or “JSC” has the meaning set forth in Section 6.1.

1.92 “Knowledge” means the actual knowledge after performing a diligent investigation with respect to such facts and information of officers or directors of a Party or any personnel holding positions equivalent to such job titles (but only to the extent such positions exist at such Party).

1.93 “Licensed Compound” means, subject to Section 14.3.5, any Selective PARP-1 Inhibitor (including any CNS Active Compound) owned or Controlled by Impact or any of its Affiliates and any [***]. As of the A&R Effective Date, the Licensed Compounds include [***] and [***].

1.94 “Licensed Product” means, subject to Section 14.3.5, any pharmaceutical product that is comprised of or contains a Licensed Compound, alone or in combination with one (1) or more other active ingredients, in any and all forms, presentations, dosages and formulations.

1.95 “Losses” has the meaning set forth in Section 12.1.

1.96 “MAH” has the meaning set forth in Section 4.2.3.

1.97 “Major Markets” means the [***].

1.98 “Manufacture” and “Manufacturing” means all activities related to the production, manufacture, processing, filling, finishing, packaging, labeling, shipping and holding of the Licensed Compound, any Licensed Product or any intermediate thereof, including process development, process qualification and validation, scale-up, pre-clinical, clinical and commercial manufacture and analytic development, product characterization, stability testing, quality assurance and quality control.

1.99 “Manufacturing Process” has the meaning set forth in Section 7.3.

1.100 “Material IP Agreements” has the meaning set forth in Section 11.2.3.

1.101 “MHLW” means the Japanese Ministry of Health, Labour and Welfare, and any successor agency thereto.

1.102 “NDA” has the meaning set forth in Section 1.34.

1.103 “Net Sales” means, [***].

Net Sales shall be calculated in accordance with the standard internal policies and procedures of Eikon, its Affiliates or its or their Sublicensees, which must be in accordance with GAAP.

1.104 “New Affiliate” has the meaning set forth in Section 2.6.2.

1.105 “Non-Breaching Party” has the meaning set forth in Section 13.2.1.

1.106 “Notice Period” has the meaning set forth in Section 13.2.1.

1.107 “Official Payment” has the meaning set forth in Section 11.4.2.

1.108 “Officials” has the meaning set forth in Section 11.4.2.

1.109 “OHGRA” has the meaning set forth in Section 1.68.

1.110 “Party” and “Parties” have the meaning set forth in the preamble hereto.

1.111 “Patents” means: (i) all national, regional and international patents and patent applications, including provisional patent applications; (ii) all patent applications filed either from such patents, patent applications or provisional applications or from an application claiming priority from either of these, including divisionals, continuations, continuations-in-part, provisionals, converted provisionals and continued prosecution applications; (iii) any and all patents that have issued or in the future issue from the foregoing patent applications ((i) and (ii)), including utility models, petty patents, innovation patents and design patents and certificates of invention; (iv) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications ((i), (ii) and (iii)); and (v) any similar rights, including so-called pipeline protection or any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions to any of such foregoing patent applications and patents.

1.112 “Payment” has the meaning set forth in Section 8.9.1.

1.113 “Payee” has the meaning set forth in Section 8.9.1.

1.114 “Payor” has the meaning set forth in Section 8.9.1.

1.115 “Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government.

1.116 “Pharmacovigilance Agreement” has the meaning set forth in Section 4.2.5.

1.117 “Pivotal Study” means, with respect to a Licensed Product, a Clinical Study that is prospectively designed or later determined to (a) demonstrate that such Licensed Product is safe and efficacious for use in a particular indication and (b) serve as a basis to support a Drug Approval Application of such Licensed Product for such region or country (jurisdiction), as the case may be.

1.118 “Pre-Clinical Development Activities” has the meaning set forth in Section 3.1.

1.119 “Pre-Clinical Development Data Package” means, [***].

1.120 “Pre-Clinical Development Plan” means the initial Development plan agreed by the Parties in writing on or prior to the Effective Date and attached hereto as Schedule 1.120, as such plan may be amended pursuant to the terms of this Agreement. The Pre-Clinical Development Plan is intended to describe the work needed to create data reasonably required to support an approvable IND in the Eikon Territory and the Impact Territory.

1.121 “Pre-Clinical Development Records” has the meaning set forth in Section 3.1.4.

1.122 “Product Trademarks” means the Trademark(s) used or to be used by either Party or its Affiliates or its or their Sublicensees for the Commercialization of Licensed Products in their respective Territory and any registrations thereof or any pending applications relating thereto in such Territory, including any unregistered Trademark rights related to the Licensed Products as may exist through use before, on or after the Effective Date (excluding, in any event, any trademarks, service marks, names or logos that include any corporate name or logo of the Parties or their Affiliates or its or their Sublicensees).

1.123 “Program” means the efforts to engage in research, clinical Development and, if practical, Commercialization of the Licensed Compounds.

1.124 “Regulatory Approval” means, with respect to a country in the Territory, any and all approvals (including Drug Approval Applications), licenses, registrations or authorizations of any Regulatory Authority necessary to commercially distribute, sell or market a Licensed Product in such country, including, where applicable, (i) pricing or reimbursement approval in such country, (ii) pre- and post-approval marketing authorizations (including any prerequisite Manufacturing approval or authorization related thereto) and (iii) labeling approval.

1.125 “Regulatory Authority” means any applicable supra-national, federal, national, regional, state, provincial or local regulatory agencies, departments, bureaus, commissions, councils or other government entities regulating or otherwise exercising authority with respect to the Exploitation of Licensed Compound or Licensed Products in the Territory, including the FDA in the United States, the EMA in the European Union and the National Medical Products Administration in the mainland China.

1.126 “Regulatory Documentation” means: all (i) applications (including all INDs and Drug Approval Applications), registrations, licenses, authorizations and approvals (including Regulatory Approvals); (ii) correspondence and reports submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority) and all supporting documents with respect thereto, including all adverse event files and complaint files; and (iii) clinical and other data contained or relied upon in any of the foregoing; in each case ((i), (ii) and (iii)) relating to the Licensed Compound or a Licensed Product.

1.127 “Regulatory Exclusivity” means, with respect to a given Licensed Product and a given country, any exclusive marketing rights or data protection or other exclusivity rights (other than Patent protection) granted by the applicable Regulatory Authority with respect to such Licensed Product in such country, including orphan drug exclusivity or pediatric exclusivity.

1.128 “Representatives” has the meaning set forth in Section 11.4.2.

1.129 “Royalty Term” means, with respect to each Licensed Product [***].

1.130 “Selective PARP-1 Inhibitor” means [***].

1.131 “Sublicensee” means a Person, other than an Affiliate or a Distributor, that is granted a sublicense by Eikon or its Affiliate under the grants in Section 2.1, as provided in Section 2.3.

1.132 “Term” has the meaning set forth in Section 13.1.

1.133 “Termination Notice” has the meaning set forth in Section 13.2.1.

1.134 “Territory” means the Impact Territory or the Eikon Territory, as the case maybe.

1.135 “Third Party” means any Person other than Impact, Eikon and their respective Affiliates.

1.136 “Third Party Claims” has the meaning set forth in Section 12.1.

1.137 “Third Party Infringement Claim” has the meaning set forth in Section 9.5.

1.138 “Third Party Payments” has the meaning set forth in Section 8.3.3(iv).

1.139 “Third Party Right” has the meaning set forth in Section 9.6.1.

1.140 “Trademark” means any word, name, symbol, color, shape, designation or any combination thereof, including any trademark, service mark, trade name, brand name, sub-brand name, trade dress, product configuration, program name, delivery form name, certification mark, collective mark, logo, tagline, slogan, design or business symbol, that functions as an identifier of source or origin, whether or not registered and all statutory and common law rights therein and all registrations and applications therefor, together with all goodwill associated with, or symbolized by, any of the foregoing.

1.141 “United States” or “U.S.” means the United States of America and its territories and possessions (including the District of Columbia and Puerto Rico).

1.142 “Valid Claim” means (i) a claim of any issued and unexpired Patent whose validity, enforceability or patentability has not been affected by (a) irretrievable lapse, abandonment, revocation, dedication to the public or disclaimer or (b) a holding, finding or decision of invalidity, unenforceability or non-patentability by a court, governmental agency, national or regional patent office or other appropriate body that has competent jurisdiction, such holding, finding or decision being final and unappealable or unappealed within the time allowed for appeal or (ii) a claim of a pending Patent application that was filed and is being prosecuted in good faith and has not been abandoned or finally disallowed without the possibility of appeal or re-filing of the application; provided that such prosecution has not been on-going for more than [***] from the effective filing date with respect to such Patent application; provided, further that, if a claim under the foregoing subclause (ii) subsequently issues in such country, such claim shall still be considered a Valid Claim provided (A) such claim meets the conditions provided under the foregoing subclause (i) and (B) such claim never ceased to be a Valid Claim under the foregoing subclause (ii). For clarity, in no event shall the expiration of the Royalty Term or a [***] step-down pursuant to Section 8.3.3(i) be reversed as a result of such claim issuing in such country.

1.143 “Voting Stock” has the meaning set forth in Section 1.14.1.

1.144 “Withholding Amount” has the meaning set forth in Section 8.9.1.

1.145 “Withholding Party” has the meaning set forth in Section 8.9.1.

1.146 “Withholding Tax Action” has the meaning set forth in Section 8.9.1.

ARTICLE 2

GRANT OF RIGHTS

2.1 Grants to Eikon. Subject to Section 2.2 and Section 2.3, Impact (on behalf of itself and its Affiliates) hereby grants to Eikon:

2.1.1 an exclusive (including with regard to Impact and its Affiliates) license (or sublicense), with the right to grant sublicenses in accordance with Section 2.3, under the Impact Patents, the Impact Know-How, Impact’s interests in the Joint Patents and the Joint Know-How, to Exploit the Licensed Compound, Licensed Products in the Field in the Eikon Territory;

2.1.2 an exclusive (including with regard to Impact and its Affiliates) license (or sublicense) and right of reference, with the right to grant sublicenses and further rights of reference in accordance with Section 2.3, under the Impact Regulatory Approvals and the Impact Regulatory Documentation, to Exploit the Licensed Compound, Licensed Products in the Field in the Eikon Territory;

2.1.3 a non-exclusive license, with the right to grant sublicenses in accordance with Section 2.3, to use Impact’s Corporate Names solely as required to Exploit the Licensed Compound, Licensed Products in the Field in the Eikon Territory and for no other purpose, subject to terms to be agreed by the Parties governing such use; and

2.1.4 a co-exclusive, royalty-free license, with the right to grant sublicenses in accordance with Section 2.3, under the Impact Patents, the Impact Know-How to clinically Develop, Manufacture or have Manufactured Licensed Compound and Licensed Products in the Field in the Impact Territory solely for the purpose of supporting the Development or Commercialization of such Licensed Compound or Licensed Products in the Field in the Eikon Territory.

2.2 Grants to Impact. Eikon hereby grants to Impact (i) a co-exclusive, royalty-free license and right of reference, with the right to grant sublicenses in accordance with Section 2.3, under the Eikon Patents, the Eikon Know-How, the Eikon Regulatory Approvals and Eikon Regulatory Documentation and Eikon’s interests in the Joint Patents and the Joint Know-How, solely for purposes of (a) Impact performing its obligations under this Agreement, including those Development obligations set forth in each applicable Pre-Clinical Development Plan, Global Development Plan (including the Combo Development Plan) and Impact Development Plan in the Impact Territory and under the First-In-Human Development Plan in the Eikon Territory and the Impact Territory, (b) Manufacture and have Manufactured Licensed Product and Licensed Compound in the Impact Territory, and (c) making regulatory filings and conducting regulatory communications with Regulatory Authorities in the Impact Territory with respect to Licensed Product pursuant to Section 4.2 and (ii) an exclusive, royalty-free license, with the right to grant sublicenses in accordance with Section 2.3, under the Eikon Patents, the Eikon Know-How, and Eikon’s interests in the Joint Patents and the Joint Know-How, solely for purposes of Commercialization of the Licensed Product(s) in the Impact Territory.

Notwithstanding the foregoing provisions of this Section 2.2, Eikon does not grant to Impact any license or right of reference with respect to any active ingredients other than Licensed Compound(s), except (i) the right to conduct Clinical Studies using such active ingredient(s) as and to the extent expressly specified in a Development plan approved by the JSC, and (ii) the right to obtain Regulatory Approval for a label covering a Combination Product Developed under a Combo Development Plan that is comprised of or contains such active ingredient(s) for use in a combination regimen or combination therapy (i.e., not as a fixed dose combination), and to promote and commercialize the Licensed Product for such combined use, in the Impact Territory.

2.3 Sublicenses.

2.3.1 Eikon shall have the right to grant sublicenses (or further rights of reference), through multiple tiers of sublicensees, under the licenses and rights of reference granted in Section 2.1, to its Affiliates and Third Parties; provided that any such sublicenses shall be consistent with the terms and conditions of this Agreement.

2.3.2 Impact shall have the right to grant sublicenses (or further rights of reference), through multiple tiers of sublicensees, under the licenses and rights of reference granted in Section 2.1, to its Affiliates and Third Parties; provided that:

(i) any such sublicenses shall be consistent with the terms and conditions of this Agreement;

(ii) Eikon shall have the right to take over the relevant clinical trial in the Impact Territory under such Global Clinical Study with [***] written notice to Impact, and Impact shall bear the reasonable expenses incurred by Eikon in connection with the enrollment of human subjects in such Global Clinical Study in the Impact Territory, up to [***] of the total human subjects enrolled in such Global Clinical Study (or such greater amount as is actually required by National Medical Products Administration) and reasonable expenses incurred in connection with conducting such Global Clinical Study in the Impact Territory for such subjects; and

(iii) if any such sublicensee is conducting or conducts Competitive Activities, such sublicensee of Impact will take the following actions: terminate or divest any Competitive Activities within a [***]. During such [***], Impact and its sublicensee and their respective Affiliates’ conduct of such Competitive Activities will not constitute a breach by Impact of its exclusivity obligations set forth in Section 2.6.1, as long as during such period, (A) no Confidential Information of Eikon is used by or on behalf of Impact, its sublicensee, and their respective Affiliates in connection with any such Competitive Activities, and (B) Impact, its sublicensee and their respective Affiliates institute commercially reasonable technical and administrative safeguards to ensure the requirements set forth in the foregoing clause (A) are met, including by creating “firewalls” between the personnel working under such Competitive Activities and the personnel teams charged with working on the Licensed Compound or Licensed Products hereunder or having access to data from activities performed under this Agreement or Confidential Information of Eikon. For clarity, this Section 2.3.2(iii) shall not apply in the event Impact engages a subcontractor, such as a Distributor, contract manufacturing organization, or contract research organization.

2.4 No Other Grants.

2.4.1 Except as expressly provided herein, Impact grants no license or other right, including any rights or licenses to the Impact Patents, the Impact Know-How, Impact’s interest in the Joint Patents and the Joint Know-How, the Impact Regulatory Approvals, Impact Regulatory Documentation, the Impact Corporate Names or any other Patent or intellectual property rights not otherwise expressly granted herein. Notwithstanding anything in the Agreement, Impact grants no license or other right to any product or compound other than the Licensed Compound and Licensed Product.

2.4.2 Except as expressly provided herein, Eikon grants no other right or license, including any license or other rights to the Eikon Patents (including the Eikon Grantback Patent Rights), the Eikon Know-How (including the Eikon Grantback Know-How), Eikon’s interest in the Joint Patents and the Joint Know-How, the Eikon Regulatory Approvals, Eikon Regulatory Documentation or any other Patent or intellectual property rights not otherwise expressly granted herein.

2.5 Confirmatory Patent License; Registration. Impact shall if requested to do so by Eikon immediately enter into confirmatory license agreements in such form as may be reasonably requested by Eikon for purposes of recording the licenses granted under this Agreement with such patent offices in the Eikon Territory as Eikon considers appropriate. Until the execution of any such confirmatory licenses, so far as may be legally possible, Impact and Eikon shall have the same rights in respect of the Impact Patents and be under the same obligations to each other in all respects as if the said confirmatory licenses had been executed.

2.6 Exclusivity.

2.6.1 Neither Party shall clinically develop, manufacture or commercialize any Selective PARP-1 Inhibitor during the Term of this Agreement, except pursuant to the terms and conditions of this Agreement (the “Competitive Activities”).

2.6.2 New Affiliate Exception. Notwithstanding Section 2.6.1, if a Third Party becomes an Affiliate of each Party during the Term through merger, acquisition, consolidation, Change of Control, or other similar transaction (any such Third Party, a “New Affiliate”), then:

(i) With respect to a New Affiliate of Impact, such New Affiliate of Impact will take the following actions: terminate or divest the Licensed Product or any Competitive Activities within a [***] period. During such [***] period, Impact and its New Affiliate’s and their respective Affiliates’ conduct of such Competitive Activities will not constitute a breach by Impact of its exclusivity obligations set forth in Section 2.6.1, as long as during such period (and for [***] thereafter if Impact elects to terminate or divest the Licensed Product), (A) no Confidential Information of Eikon is used by or on behalf of Impact, its New Affiliate, and their respective Affiliates in connection with any such Competitive Activities, and (B) Impact, its New Affiliate and their respective Affiliates institute commercially reasonable technical and administrative safeguards to ensure the requirements set forth in the foregoing clause (A) are met, including by creating “firewalls” between the personnel working under such Competitive Activities and the personnel teams charged with working on the Licensed Compound or Licensed Products hereunder or having access to data from activities performed under this Agreement or Confidential Information of Eikon;

(ii) With respect to a Change of Control of Eikon, then such New Affiliate of Eikon (the “Acquiror”) and Eikon’s Affiliates may perform Competitive Activities and Eikon will not be in violation of its exclusivity obligations set forth in Section 2.6.1, as long as (A) no Confidential Information of Impact is used by or on behalf of Eikon, its Acquiror and their respective Affiliates in connection with any such Competitive Activities and (B) Eikon, its Acquiror and their respective Affiliates institute commercially reasonable technical and administrative safeguards to ensure the requirements set forth in the foregoing clause (A) are met, including by creating “firewalls” between the personnel working on such Competitive Activities and the personnel teams charged with working on the Licensed Compound or Licensed Products hereunder or having access to data from activities performed under this Agreement or to the Confidential Information of the Impact; and

(iii) With respect to a New Affiliate of Eikon that does not result in a Change of Control of Eikon, Eikon and its New Affiliate (an “Acquiree”) will take the following actions: terminate or divest any Competitive Activities within a [***] period. During such [***] period, Eikon and its Acquiree’s and their respective Affiliates’ conduct of such Competitive Activities will not constitute a breach by Eikon of its exclusivity obligations set forth in Section 2.6.1, as long as during such period, (A) no Confidential Information of Impact is used by or on behalf of Eikon, its Acquiree, and their respective Affiliates in connection with any such Competitive Activities, and (B) Eikon, its Acquiree and their respective Affiliates institute commercially reasonable technical and administrative safeguards to ensure the requirements set forth in the foregoing clause (A) are met, including by creating “firewalls” between the personnel working under such Competitive Activities and the personnel teams charged with working on the Licensed Compound or Licensed Products hereunder or having access to data from activities performed under this Agreement or Confidential Information of Impact.

2.6.3 Anti-Diversion.

(i) Impact shall not, and shall not permit any of its Affiliates or any of its and their licensees, sublicensees or Distributors to, distribute, market, promote, offer for sale or sell the Licensed Products directly or indirectly (a) to any Person for use in the Eikon Territory or (b) to any Person in the Impact Territory that Impact or any of its Affiliates or any of its or their licensees, sublicensees or Distributors knows (x) is likely to distribute, market, promote, offer for sale or sell any Licensed Product for use in the Eikon Territory or assist another Person to do so, or (y) has directly or indirectly distributed, marketed, promoted, offered for sale or sold any Licensed Product for use in the Eikon Territory or assisted another Person to do so. If Impact or any of its Affiliates receives or becomes aware of the receipt by a licensee, sublicensee or Distributor of any orders for any Licensed Product for use in the Eikon Territory, such Person shall refer such orders to Eikon. Impact shall cause its Affiliates and its and their licensees, sublicensees and Distributors to notify Eikon of any receipt of any orders for any Licensed Product for use in the Eikon Territory.

(ii) Eikon shall not, and shall not permit any of its Affiliates or any of its and their Sublicensees or Distributors to, distribute, market, promote, offer for sale or sell the Licensed Products directly or indirectly (a) to any Person for commercial use in the Impact Territory or (b) to any Person in the Eikon Territory that Eikon or any of its Affiliates or any of its or their Sublicensees or Distributors knows (x) is likely to distribute, market, promote, offer for sale or sell any Licensed Product for commercial use in the Impact Territory or assist another Person to do so, or (y) has directly or indirectly distributed, marketed, promoted, offered for sale or sold any Licensed Product for commercial use in the Impact Territory or assisted another Person to do so. If Eikon or any of its Affiliates or its or their Sublicensees receives or becomes aware of the receipt by a licensee, sublicensee or distributor of any orders for any Licensed Product for commercial use in the Impact Territory, such Person shall refer such orders to Impact. Eikon shall cause its Affiliates and its and their Sublicensees and Distributors to notify Impact of any receipt of any orders for any Licensed Product for commercial use in the Impact Territory.

(iii) If, notwithstanding the foregoing, a court of competent jurisdiction determines that the restrictions set forth in this Section 2.6.3 are too broad or otherwise unreasonable under Applicable Law, including with respect to duration, geographic scope or space, the court is hereby requested and authorized by the Parties to revise this Section 2.6.3 to include the maximum restrictions allowable under Applicable Law.

ARTICLE 3

PRE-CLINICAL DEVELOPMENT BY IMPACT.

3.1 Generally.

3.1.1 Impact shall perform the pre-clinical Development activities needed for initial US IND as set forth in the Pre-Clinical Development Plan (the “Pre-Clinical Development Activities”) in accordance with the terms thereof; provided that with respect to any timeline for the Pre-Clinical Development Activities set forth in the Pre-Clinical Development Plan, Impact shall use Commercially Reasonable Efforts to achieve such timeline. Impact shall perform the Pre-Clinical Development Activities in good scientific manner and in compliance with all Applicable Law. Impact shall be responsible for the costs and expenses for the Pre-Clinical Development Activities to advance the Licensed Compounds (including [***] and [***]), to IND. Impact will conduct Pre-Clinical Development Activities for [***] in a manner consistent with its means and approach to the Pre-Clinical Development Activities it conducted for [***]. In the event that Eikon desires to do preclinical work outside the scope of the Pre-Clinical Development Plan on such [***], [***] or any other designated Licensed Compounds, Eikon shall either conduct such work itself or contract for such work to be done at Eikon’s sole cost and expense; or if both parties agree that Impact should do such work then Eikon shall reimburse Impact for any and all reasonable FTE Costs and reasonable out-of-pocket costs incurred by or on behalf of Impact in conducting such studies. Further, Impact will reasonably assist Eikon in preparing IND submissions in the Eikon Territory, in light of Impact’s familiarity with the IND-enabling studies due to its role in conducting the Pre-Clinical Activities.

3.1.2 Pre-Clinical Development Plan. The JSC shall review the Pre-Clinical Development Plan at least [***] for the purpose of considering appropriate amendments thereto, and either Party, through its representatives on the JSC, may propose amendments to the Pre-Clinical Development Plan at any time. Once approved by JSC, each amended Pre-Clinical Development Plan shall replace the prior Pre-Clinical Development Plan, as applicable.

3.1.3 Subcontracting. Each major subcontractor of Impact anticipated as of the Effective Date is listed in Schedule 3.1.3. Eikon may otherwise approve additional major subcontractors, such approval not to be unreasonably withheld, conditioned or delayed; provided that (i) Impact shall ensure that such permitted subcontractors comply with all applicable obligations of Impact under this Agreement and (ii) no such permitted subcontracting shall relieve Impact of any obligation hereunder and any act or omission of any such subcontractor shall constitute the act or omission of Impact for all purposes hereunder.

3.1.4 Pre-Clinical Development Records. Impact shall, and shall cause its permitted subcontractors to maintain, in good scientific manner, complete and accurate books and records pertaining to its Pre-Clinical Development Activities performed under the Pre-Clinical Development Plan (the “Pre-Clinical Development Records”), which books and records shall (i) be kept in a manner appropriate for Patent and regulatory purposes, (ii) be in compliance with Applicable Law, (iii) properly reflect all work done and results achieved in the performance of its Pre-Clinical Development Activities under the Pre-Clinical Development Plan, and (iv) be retained by Impact for at least [***] after the expiration or termination of this Agreement in its entirety or for such longer period as may be required by Applicable Law. Impact shall allow Eikon, or representatives of an applicable Regulatory Authority, during normal business hours and upon reasonable notice and no more frequently than [***] to inspect all such Pre-Clinical Development Records maintained pursuant to this Section 3.1.4; provided that Eikon shall maintain any Impact Confidential Information in such Pre-Clinical Development Records in confidence in accordance with Article 10, and shall use Commercially Reasonable Efforts to cause such representatives to maintain such Information in confidence under the terms similar to Article 10.

3.1.5 Development Reports. Within [***] following each Calendar Quarter, Impact shall provide to the JSC a report summarizing in reasonable detail its Pre-Clinical Development Activities and its progress against the then-current Pre-Clinical Development Plan.

3.2 Delivery of Pre-Clinical Development Data Package.

3.2.1 Within [***] following completion of all Pre-Clinical Development Activities set forth in the Pre-Clinical Development Plan with respect to each applicable Licensed Product, Impact shall deliver to Eikon the Pre-Clinical Development Data Package with respect to such Licensed Product, and shall provide Eikon with electronic access or electronic copies to all data resulting from the Pre-Clinical Development Activities with respect to such Licensed Product conducted by Impact under the Pre-Clinical Development Plan. For clarity, each Pre-Clinical Development Data Package shall include an English translation for any portion that is not in English, and Impact shall be solely responsible for any costs incurred in connection with translation.

3.2.2 Upon receiving each Pre-Clinical Development Data Package, Eikon shall have [***] to review such Pre-Clinical Development Data Package. If, during the [***] review period Eikon believes in good faith that any of the data or information in Impact’s possession or control is required or reasonably useful, then Impact shall provide such data or information. If the JSC requests any additional pre-clinical Development activities, then (i) the JSC will amend the Pre-Clinical Development Plan to include such additional pre-clinical Development activities, (ii) Impact shall conduct such additional Pre-Clinical Development Activities in accordance with the Pre-Clinical Development Plan, as amended (iii) Impact shall deliver a supplemental Pre-Clinical Development Data Package with such additional results obtained from any such additional Pre-Clinical Development Activities. If such additional pre-clinical Development activities added to the Pre-Clinical Development Plan according to this Section 3.2.2 (a) are expected to be required or reasonably useful to enable filing and acceptance of an IND in the U.S. or a CTA in the European Union for the applicable Licensed Product, then (notwithstanding Section 3.1.1) Impact shall be responsible for the costs and expenses of such additional pre-clinical Development activities and (b) are not expected to be required or reasonably useful to enable filing and acceptance of an IND in the U.S. or a CTA in the European Union for the applicable Licensed Product, then Eikon shall provide reimbursement for FTE Costs and all out-of-pocket costs incurred by or on behalf of Impact thereof.

3.3 Pre-Clinical Development by Eikon. In the event the JSC determines that Eikon shall be responsible for the conduct of any Pre-Clinical Development Activities under the Pre-Clinical Development Plan, Eikon shall conduct such activity in accordance with this Article 3 and the terms and conditions of this Article 3 shall also apply to Eikon and Impact as if it were Impact and Eikon, respectively, except that Eikon shall not be required to obtain Impact approval of Eikon subcontractors.

3.4 Additional Data Upon Request. At any time during the Term, upon reasonable request from Eikon, Impact shall make available any and all data in its possession relating to Licensed Compounds and any other Selective PARP-1 Inhibitors proprietary to Impact.

ARTICLE 4

DEVELOPMENT AND REGULATORY ACTIVITIES

4.1 Development.

4.1.1 In General.

(i) Eikon’s Rights and Obligations. Except as provided in Article 3 and Section 4.1.1(ii), and except for the Global Clinical Study as set forth in Section 4.1.1(iii), as between the Parties, Eikon shall have the sole right and responsibility, at its sole expense, for all aspects of the Development of the Licensed Compounds and Licensed Products in the Eikon Territory in accordance with a development plan, as amended from time to time (the “Eikon Development Plan”), approved by the JSC pursuant to Section 6.1.6. Without limiting the generality of the foregoing, Eikon shall have the sole right and responsibility, at its sole expense, to (A) file all Drug Approval Applications and make all other filings with the Regulatory Authorities, and to otherwise seek all Regulatory Approvals for Licensed Products, in the Eikon Territory, as well as to conduct all correspondence and communications with Regulatory Authorities in the Eikon Territory regarding such matters and (B) report all adverse events to Regulatory Authorities in the Eikon Territory if and to the extent required by Applicable Law. Eikon will work with Impact to ensure harmony amongst regulatory filings, where needed.

A. As a limited exception to the provisions of this Section 4.1.1(i), [***].

(ii) Impact’s Rights and Obligations. As between the Parties, except for the Global Clinical Study as set forth in Section 4.1.1(iii) or regulatory activities as set forth in Section 4.2.1(i) or Section 4.2.2, Impact shall have the sole right and responsibility, at its sole expense, for all aspects of the Development of the Licensed Compound and Licensed Products in the Impact Territory in accordance with a development plan as amended from time to time (the “Impact Development Plan”), approved by the JSC pursuant to Section 6.1.6. Without limiting the generality of the foregoing, Impact shall have the sole right and responsibility, at its sole expense, to (1) file all Drug Approval Applications and make all other filings with the Regulatory Authorities, and to otherwise seek all Regulatory Approvals for Licensed Products, in the Impact Territory, as well as to conduct all correspondence and communications with Regulatory Authorities in the Impact Territory regarding such matters and (2) report all adverse events to Regulatory Authorities in the Impact Territory if and to the extent required by Applicable Law. Impact will work with Eikon to ensure harmony amongst regulatory filings, where needed.

(iii) Global Clinical Study.

A. Eikon may initiate, suspend, or cease a Global Clinical Study. With respect to any Global Clinical Study that includes clinical sites for a Licensed Compound or Licensed Product in the Impact Territory, Eikon may propose to the JSC a global development plan (the “Global Development Plan”) for JSC’s approval pursuant to Section 6.1.5. As between the Parties for such Global Clinical Study, Eikon shall be responsible for all activities associated with conducting such Global Clinical Study in the Eikon Territory, and Impact shall be responsible for all activities associated with conducting such Global Clinical Study in the Impact Territory, and in each case of Eikon and Impact, in accordance with the Global Development Plan approved by the JSC.

B. As between the Parties, (1) Impact shall, at its sole expense, enroll up to [***] (or such greater amount as is actually required by National Medical Products Administration) of the subjects of such Global Clinical Study in the Impact Territory and Impact shall bear any and all costs and expenses incurred in connection with conducting such Global Clinical Study in the Impact Territory for such [***] (or such greater amount as is actually required by National Medical Products Administration) of the subjects, and (2) Eikon shall bear any and all other costs and expenses incurred in connection with the Global Clinical Study.

C. If Parties agree in writing that Eikon will not Develop the Licensed Compound or Licensed Product with respect to an indication under a Global Clinical Study, then, subject to JSC approval, Impact shall have the right to Develop the Licensed Compound or Licensed Product with respect to such indication in the Impact Territory under the Impact Development Plan approved by the JSC.

D. Development of Combination Products. Each Party may propose (i.e., the proposing Party) to the JSC, under the Global Development Plan, a plan for each Party to develop a Combination Product in its respective Territory. The JSC will review, discuss and determine whether to approve such development plan (the “Combo Development Plan”). Subject to JSC approval, such Combo Development Plan will be included as a part of the Global Development Plan and each Party shall have the right to conduct the Development activities in their respective Territories according to the Combo Development Plan, provided, however, that (i) the non-proposing Party has the right, but not the obligation, to Develop the Combination Product in its Territory under the Combo Development Plan approved by the JSC, and (ii) if the non-proposing Party is unable to conduct such Development activities in its Territory because an active ingredient (other than the Licensed Compound) in the Combination Product has not been approved or is otherwise not available in its Territory, then, subject to JSC’s discussion and approval, such non-proposing Party may Develop a Combination Product which contains another comparable active ingredient in accordance with the Combo Development Plan.

E. Other Development Work. For the avoidance of doubt, except for the Impact [***] IND submission work outlined in 4.1.1(i)(C), all clinical development of [***] and [***] shall be treated the same as provided for a Global Clinical Study with respect to roles and responsibilities of the parties and the bearing of costs and expenses. This includes Phase 1, Phase 2, Phase 3 and potentially Phase 4 studies for both Licensed Compounds, regardless of whether or not the studies are Pivotal Studies.

4.1.2 Diligence. Eikon shall use Commercially Reasonable Efforts to achieve Regulatory Approval of a Licensed Product for one indication in the United States, subject to Impact’s performance of the Pre-Clinical Development Activities in accordance with this Agreement.

4.1.3 Subcontracting. Eikon shall have the right to subcontract any of its Development activities under this Agreement to an Affiliate or a Third Party; provided that (i) Eikon shall ensure that such subcontractors comply with all applicable obligations of Eikon under this Agreement and (ii) no such subcontracting shall relieve Eikon of any obligation hereunder and any act or omission of any such subcontractor shall constitute the act or omission of Eikon for all purposes hereunder.

4.1.4 Development Records. Eikon shall maintain, in good scientific manner, complete and accurate books and records pertaining to Development of Licensed Products hereunder, which shall be appropriate for Patent and regulatory purposes, in compliance with Applicable Law and properly reflect all work done and results achieved in the performance of its Development activities hereunder. Such books and records shall be retained by Eikon for at least [***] after the expiration or termination of this Agreement in its entirety or for such longer period as may be required by Applicable Law.

4.1.5 Development Reports. Within [***] following each Calendar Quarter, Eikon shall provide to the JSC a high-level report of its Development efforts relating to Licensed Products.

4.1.6 Impact shall and shall cause its Affiliates to, without additional compensation, disclose and make available to Eikon, in whatever form Eikon may reasonably request (including by providing copies thereof), Regulatory Documentation, Impact Know-How, Joint Know-How and any other Information claimed or covered by any Impact Patent or Joint Patent or otherwise relating, directly or indirectly, to the Licensed Compound, any Licensed Product or the Exploitation thereof, (i) that is in existence as of the Effective Date, promptly after the Effective Date and (ii) that comes into existence after the Effective Date, promptly after the earlier of the development, making, conception or reduction to practice of such Regulatory Documentation, Impact Know-How, Joint Know-How or other Information. Without limiting the foregoing, Impact shall, within [***] of the Effective Date, provide to Eikon, in such form and format as Eikon may reasonably request, (x) all non-clinical data, research, analyses and other Information relating to the Licensed Compounds or Licensed Products, (y) copies of all correspondence, as of the Effective Date, to and from any Regulatory Authority that relates to the Licensed Compounds or Licensed Products, and (z) all Eikon Regulatory Documentation and copies of all Impact Regulatory Documentation. For clarity, any documents or other Information provided pursuant to this Section 4.1.6 shall include an English translation for any portion that is not in English, and Impact shall be solely responsible for any costs incurred in connection with translation.

4.1.7 Impact, at its sole cost and expense, shall provide Eikon with all reasonable assistance required in order to disclose, make available or transfer to Eikon the Regulatory Documentation, Impact Know-How, Joint Know-How, and other Information required to be produced pursuant to Section 4.1.6, in each case, in a timely manner, and shall assist Eikon with respect to the Exploitation of the Licensed Compound or the Licensed Products in accordance with this Agreement. Without limiting the foregoing, Impact shall make available to Eikon, including at Eikon’s facilities, those of Impact’s representatives as Eikon may reasonably request for purposes of disclosing, making available or transfer the Regulatory Documentation, Impact Know-How, Joint Know-How or other Information to Eikon or for purposes of Eikon acquiring expertise on the practical application of such Information or assisting on issues arising during such Exploitation. For clarity, any documents or other Information provided pursuant to this Section 4.1.7 shall include an English translation for any portion that is not in English, and Impact shall be solely responsible for any costs incurred in connection with translation.

4.1.8 Eikon shall and shall cause its Affiliates to, without additional compensation, disclose and make available to the Impact, in whatever form Impact may reasonably request (including by providing copies thereof), Eikon Regulatory Documentation, Eikon Know-How, Joint Know-How and any other Information claimed or Covered by any Eikon Patent or Joint Patent or otherwise relating, directly or indirectly, to the Licensed Compound, any Licensed Product or the Exploitation thereof, that is necessary or reasonably useful for Impact to exercise its license rights or rights of reference with respect to Eikon Patents, the Eikon Know-How, the Eikon Regulatory Approvals and Eikon Regulatory Documentation and Eikon’s interests in the Joint Patents and the Joint Know-How pursuant to

Section 2.2. Eikon, at its sole cost and expense, shall provide Impact with reasonable assistance required in order to disclose and make available to the other Party the Eikon Regulatory Documentation, Eikon Know-How, Joint Know-How, and other Information required to be produced pursuant to this Section 4.1.8, in each case, in a timely manner, and shall assist Impact with respect to the use of such Regulatory Documentation, Eikon Know-How or Joint Know-How in connection with the exercise of its license rights and rights of reference pursuant to Section 2.2 in accordance with this Agreement. Without limiting the foregoing, Eikon shall make available to Impact, including at Impact’s facilities, those of Eikon’s representatives as Impact may reasonably request for purposes of disclosing, making available or transfer the Regulatory Documentation, Eikon Know-How, Joint Know-How or other Information to Impact or for purposes of Impact acquiring expertise on the practical application of such Information or assisting on issues arising during such Exploitation. For clarity, any documents or other Information provided pursuant to this Section 4.1.8 shall include an English translation for any portion that is not in English, and Eikon shall be solely responsible for any costs incurred in connection with translation.

4.1.9 Each Party shall and shall cause its Affiliates to, comply with all Applicable Law, including good laboratory and clinical practice (to the extent applicable), with respect to the Development of Licensed Products hereunder, including in connection with (a) the enrollment of clinical trial subject and sites and (b) Pre-Clinical Development Activities. Impact and its Affiliates will employ Persons with appropriate education, knowledge and experience to conduct and to oversee the conduct of the pre-clinical and clinical studies with respect to the Licensed Compounds and Licensed Products.

4.1.10 Each Party shall have the right, in its own Territory, to pause or cease activities conducted by or behalf of such Party in relation to any Clinical Study where such Party reasonably believes in good faith that there is an unreasonable risk to patient safety.

4.2 Regulatory Activities.

4.2.1 Regulatory Documentation Ownership.

(i) (a) All Regulatory Documentation (including all Regulatory Approvals but except for any clinical and other data contained therein or relied upon thereby) relating to the Licensed Compound or Licensed Products with respect to (1) the Eikon Territory or (2) Eikon’s exercise of the rights granted to Eikon in the Impact Territory pursuant to Section 2.1.4 and (b) any clinical and other data arising from the Global Clinical Study, in each case ((a) or (b)), shall be owned by and shall be the sole property and held in the name of, Eikon or its designated Affiliate, Sublicensee or designee and Impact hereby assigns to Eikon all of its right, title, and interest in and to all such Regulatory Documentation (including such Regulatory Approvals) (collectively, the “Eikon Regulatory Documentation” and “Eikon Regulatory Approvals,” as applicable), provided that any Eikon Regulatory Documentation or Eikon Regulatory Approval relating to CMC that is necessary for the application of Drug Approval Applications in Impact Territory and for Impact to be a MAH holder in Impact Territory shall be jointly owned by Eikon and Impact.

(ii) All Regulatory Documentation (including all Regulatory Approvals but except for any clinical and other data contained therein or relied upon thereby) (a) relating to the Licensed Compound or Licensed Products and filed with, submitted to or received from the Regulatory Authorities in the Impact Territory that is not Eikon Regulatory Documentation or an Eikon Regulatory Approval (and, for clarity, excluding any Regulatory Documentation in the Eikon Territory with respect to any global Clinical Study) or (b) upon the JSC’s request, developed by or granted to Impact or its designated Affiliate, Sublicensee or designee, and relating to the IND in the Eikon Territory, subject to Eikon’s written approval prior to submission shall, in each case ((a) and (b)) be owned by and shall be the sole property and held in the name of, Impact or its designated Affiliate, Sublicensee or designee (including such Regulatory Approvals) (collectively, the “Impact Regulatory Documentation” or “Impact Regulatory Approvals,” as applicable).

4.2.2 Eikon Regulatory Activities. As between the Parties, Eikon shall have the sole right to prepare, obtain and maintain Drug Approval Applications (including the setting of the overall regulatory strategy therefor), other Regulatory Approvals and other submissions and to conduct communications with the Regulatory Authorities, for Licensed Products in the Eikon Territory, or otherwise in consultation with Impact in the Impact Territory, in connection with Eikon’s exercise of the rights granted to Eikon in the Impact Territory pursuant to Section 2.1.4 under the Global Clinical Study. Impact shall support Eikon, as may be reasonably necessary, in obtaining Regulatory Approvals for the Licensed Products in the Eikon Territory, including by filing CTAs or other Regulatory Documentation for Impact’s conduct of aspects of the Global Clinical Studies in the Impact Territory pursuant to Section 4.2.1(ii) and the Global Development Plan, and in the activities in support thereof, including providing all documents or other materials in the possession or control of Impact or any of its Affiliates as may be necessary or useful for Eikon or any of its Affiliates or its or their Sublicensees to obtain Regulatory Approvals for the Licensed Products in the Eikon Territory. For clarity, Eikon shall have the right to utilize the data and results generated by Impact, including from Impact’s performance of the first-in-human Clinical Study or the global Clinical Studies in the Impact Territory, for its Drug Approval Applications in Eikon Territory. Without limitation of the foregoing, Eikon shall notify Impact of the filing and approval of any Drug Approval Application for a Licensed Product or major supplements or amendments thereto with or by a Regulatory Authority, promptly after the filing or approval thereof, in the Eikon Territory.

4.2.3 Impact Regulatory Activities. Impact shall have the sole right to prepare, file, obtain and maintain Drug Approval Applications (including, subject to Section 6.1 and Section 6.2.3, the setting of the overall regulatory strategy therefor), other Regulatory Approvals and other submissions, in its name, for the Licensed Products in (a) the Impact Territory and (b) in the Eikon Territory, if applicable in light of the First In Human Development Plan, pursuant to Section 4.1.1(ii) and the First-In-Human Development Plan as such plan is approved by the JSC, which shall include filings of or with respect to INDs and other filings. Subject to Section 6.1 and Section 6.2.3, Impact shall have the right to utilize the data and results generated by or on behalf of Eikon, including from Eikon’s global Clinical Studies, for its Drug Approval Applications in Impact Territory. Impact shall become the Marketing Authorization Holder (“MAH”) for the Licensed Products in the Impact Territory. In no event shall Eikon be obligated to be the MAH for the Licensed Products in the Impact Territory. Impact shall provide Eikon with an opportunity to review and comment on any and all regulatory filings and documents (including meeting requests and applicable HGR Approval(s)) in the Impact Territory. Impact shall and shall cause its Affiliates and its or their Sublicensees to, consider in good faith any such comments of Eikon. Impact shall not make any such filing if Eikon, by exercising its decision-making authority in Section 6.2.3, believes in good faith that such filing is reasonably likely to pose an unreasonable risk to on the value of the Licensed Compound or the Licensed Product in the Eikon Territory. Impact shall provide Eikon advance notice of any substantive and material meetings between Impact and any Regulatory Authority in the Impact Territory with respect to a Licensed Product, and upon Eikon’s request shall discuss in good faith the strategy for each such meeting reasonably in advance of such meeting and shall permit (and, as applicable, request the applicable Regulatory Authority to permit) representatives of Eikon to attend such meeting. Without limitation of the foregoing, Impact shall notify Eikon of the filing and approval of any Drug Approval Application for a Licensed Product or major supplements or amendments thereto with or by a Regulatory Authority, promptly after the filing or approval thereof, in the Impact Territory.

4.2.4 Recalls, Suspensions or Withdrawals. Subject to the terms and conditions of any quality agreement or pharmacovigilance agreement entered into by the Parties, each Party shall make every reasonable effort to notify the other Party promptly following its determination that any event, incident or circumstance has occurred that may result in the need for a recall, market suspension or market withdrawal of a Licensed Product in such Party’s respective Territory and shall include in such notice the reasoning behind such determination and any supporting facts. As between the Parties, each Party shall have the right to make the final determination whether to voluntarily implement any such recall, market suspension or market withdrawal in such Party’s respective Territory. If a recall, market suspension or market withdrawal is mandated by a Regulatory Authority in a Party’s respective Territory, then, as between the Parties, such Party shall initiate such a recall, market suspension or market withdrawal in compliance with Applicable Law. For all recalls, market suspensions or market withdrawals undertaken pursuant to this Section 4.2.4, as between the Parties, the Party in whose respective Territory such recall, market suspension or market withdrawal occurs shall be solely responsible for the execution and the other Party shall reasonably cooperate in all such efforts. Subject to Article 12, the Party responsible for initiating and executing any such recall, market suspension or market withdrawal shall be responsible for all costs of such recall, market suspension or market withdrawal, except in the event and to the extent that a recall, market suspension or market withdrawal resulted from the other Party’s or its Affiliate’s breach of its obligations hereunder or from the other Party’s or its Affiliate’s fraud, negligence or willful misconduct, in which case, such other Party shall bear the expense of such recall, market suspension or market withdrawal.

4.2.5 Pharmacovigilance Agreement; Global Safety Database. At either Party’s request, the Parties shall enter into a separate written pharmacovigilance agreement providing details related to managing and reporting adverse events and product complaints in respect of the Licensed Products in the Eikon Territory and the Impact Territory (including those that occur during Clinical Studies) and other safety and reporting practices and procedures as well as required post-marketing studies, risk evaluation and mitigation, plans and re-evaluation obligations, in each case, in compliance with all Applicable Laws (the “Pharmacovigilance Agreement”). Eikon shall establish, hold and maintain (at Eikon’s cost and expense) the global safety database for Licensed Products and Impact shall have a right of reference to, and right to use, such global safety database. Each Party shall provide the other Party with all information necessary or desirable for such Party to comply with its pharmacovigilance responsibilities in its respective Territory, including, as applicable, any adverse drug experiences (including those events or experiences that are required to be reported to the FDA under 21 C.F.R. sections 312.32 or 314.80 or to foreign Regulatory Authorities under corresponding Applicable Law outside the United States), from pre-clinical or clinical laboratory, animal toxicology and pharmacology studies, clinical studies and commercial experiences with a Licensed Product, in each case in the form reasonably requested by such Party.

ARTICLE 5

COMMERCIALIZATION

5.1 In General. As between the Parties, Eikon (itself or through its Affiliates or its or their Sublicensees) shall have the sole right to Commercialize Licensed Products in the Eikon Territory at its sole cost and expense, and Impact (itself or through its Affiliates or its or their Sublicensees) shall have the sole right to Commercialize Licensed Products in the Impact Territory at its sole cost and expense.

5.2 Booking of Sales; Distribution. As between the Parties, (i) each Party shall have the sole right to invoice and book sales, establish all terms of sale (including pricing and discounts) and warehouse and distribute the Licensed Products in its respective Territory (i.e., the Eikon Territory or Impact Territory, as applicable) and perform or cause to be performed all related services. Subject to Section 4.2.4, as between the Parties, the Party having the right to Commercialize in a country shall handle all returns, recalls or withdrawals, order processing, invoicing, collection, distribution and inventory management with respect to the Licensed Products in such country.

5.3 Statements and Compliance with Applicable Law. Each Party shall and shall cause its Affiliates to, comply with all Applicable Law with respect to the Commercialization of Licensed Products hereunder.

5.4 Subcontracting; Distributors.

5.4.1 Eikon shall have the right to subcontract any of its Commercialization activities in the Eikon Territory to a Third Party (including by appointing one or more contract sales forces, co-promotion partners or Distributors); provided that (i) no such subcontracting shall relieve Eikon of any obligation (except to the extent Eikon uses Commercially Reasonable Efforts with respect to selecting such subcontractor, entering into a subcontract therewith, and managing (and, if applicable enforcing) such subcontract) hereunder and (ii) if and to the extent Eikon uses Commercially Reasonable Efforts with respect to selecting such subcontractor, entering into a subcontract therewith and managing (and, if applicable, enforcing) such subcontract, Eikon shall be liable to Impact with respect to the activities of such subcontractors solely to the extent Eikon is indemnified by such subcontractor pursuant to such subcontract.

5.4.2 Impact shall have the right to subcontract any of its Commercialization activities in the Impact Territory to a Third Party (including by appointing one or more contract sales forces, co-promotion partners or Distributors); provided that (i) no such subcontracting shall relieve Impact of any obligation (except to the extent Impact uses Commercially Reasonable Efforts with respect to selecting such subcontractor, entering into a subcontract therewith, and managing (and, if applicable enforcing) such subcontract) hereunder and (ii) if and to the extent Impact uses Commercially Reasonable Efforts with respect to selecting such subcontractor, entering into a subcontract therewith and managing (and, if applicable, enforcing) such subcontract, Impact shall be liable to Impact with respect to the activities of such subcontractors solely to the extent Impact is indemnified by such subcontractor pursuant to such subcontract.

5.5 Commercialization Reports. At least [***], each Party shall, and shall cause its Affiliates and Sublicensees to, provide the JSC with written reports of the Commercialization activities it has performed, or caused to be performed, in respect of each Licensed Product since the preceding report, and the future Commercialization activities it expects to initiate in respect of each Licensed Product during the following [***] period.

ARTICLE 6

COLLABORATION MANAGEMENT

6.1 Joint Steering Committee. Within [***] after the Effective Date, the Parties shall establish a joint steering committee (the “Joint Steering Committee” or “JSC”), which shall consist of three (3) representatives from each of the Parties, each with the requisite experience and seniority to enable such person to make decisions on behalf of the Parties with respect to the issues falling within the jurisdiction of the JSC. From time to time, each Party may substitute one or more of its representatives to the JSC on written notice to the other Party. Eikon shall select from its representatives the chairperson for the JSC, which chairperson may be changed from time to time, on written notice to Impact. The JSC shall:

6.1.1 review, discuss and approve any amendment to the Pre-Clinical Development Plan as provided in Section 3.1.2, Section 3.2.2;

6.1.2 review, discuss and approve the declaration of a CNS Active Product as a development candidate, and the advancement of such CNS Active Product into IND-Enabling Studies;

6.1.3 review, discuss and approve any amendment to the First-In-Human Development Plan or First-In-Human Development Budget as provided in Section 4.1.1(ii);

6.1.4 review and discuss the Development reports as provided in Section 4.1.5;

6.1.5 review, discuss and approve the Global Development Plan, including the Combo Development Plan and any amendments thereto;

6.1.6 review, discuss and approve the Eikon Development Plan, Impact Development Plan, and any amendments thereto;

6.1.7 discuss and approve any Development plan with respect to the Development of a Combination Product by any Party in its respective Territory which is not set forth in the Global Development Plan approved by the JSC;

6.1.8 review, discuss, coordinate the regulatory activities of each Party;

6.1.9 approve the regulatory strategy for the Licensed Compound and any Licensed Product, or, to the extent set forth in Section 4.2.1(ii) or Section 4.2.3, regulatory activities;

6.1.10 review, discuss and coordinate the Manufacturing activities by or on behalf of each Party under Global Clinical Study;

6.1.11 periodically serve as a forum for discussing the Commercialization of Licensed Products in the Territory, including by reviewing Commercialization reports provided pursuant to Section 5.5;

6.1.12 coordinate the Parties’ activities under this Agreement; and

6.1.13 perform such other functions as are set forth herein or as the Parties may mutually agree in writing, except where in conflict with any provision of this Agreement.

6.2 General Provisions Applicable to the JSC.

6.2.1 Meetings and Minutes. The JSC shall meet quarterly or as otherwise agreed to by the Parties, with the location of such meetings taking place at locations designated by Eikon. The chairperson of the JSC shall be responsible for calling meetings on no less than [***] notice unless exigent circumstances require shorter notice. Each Party shall make all proposals for agenda items at least [***] in advance of the applicable meeting and shall provide all appropriate information with respect to such proposed items at least [***] in advance of the applicable meeting; provided that under exigent circumstances requiring input by the JSC, a Party may provide its agenda items to the other Party within a shorter period of time in advance of the meeting or may propose that there not be a specific agenda for a particular meeting, so long as the other Party consents to such later addition of such agenda items or the absence of a specific agenda for such meeting (which consent shall not be unreasonably withheld, conditioned or delayed). The chairperson of the JSC shall prepare and circulate for review and approval of the Parties minutes of each meeting within [***] after the meeting. The Parties shall agree on the minutes of each meeting promptly, but in no event later than the next meeting of the JSC.

6.2.2 Procedural Rules. The JSC shall have the right to adopt such standing rules as shall be necessary for its work, to the extent that such rules are not inconsistent with this Agreement. A quorum of the JSC shall exist whenever there is present at a meeting at least one (1) representative appointed by each Party. Representatives of the Parties on the JSC may attend a meeting either in person or by telephone, video conference or similar means in which each participant can hear what is said by and be heard by, the other participants. Representation by proxy shall be allowed. Subject to Section 6.2.3, the JSC shall take action by consensus of the representatives present at a meeting at which a quorum exists, with each Party having a single vote irrespective of the number of representatives of such Party in attendance or by a written resolution signed by at least one (1) representative appointed by each Party. Alliance Managers or other employees or consultants of a Party who are not representatives of the Parties on the JSC may attend meetings of the JSC; provided, however, that such attendees (i) shall not vote or otherwise participate in the decision-making process of the JSC and (ii) are bound by obligations of confidentiality and non-disclosure at least as protective of the other Party as those set forth in Article 10.

6.2.3 Decision-making Authority.

(i) The representatives from each Party will have, collectively, one (1) vote on behalf of their respective Party. The JSC will consider proposals, arguments and concerns presented by each Party in an open and transparent manner and will endeavor to make decisions by unanimous agreement. If the JSC cannot reach unanimous agreement on an issue that comes before the JSC within [***] of the meeting where such issue was raised and over which the JSC has oversight, the Parties will refer such issue for resolution in accordance with Section 6.2.3(ii).

(ii) The JSC will refer any matter as to which the JSC cannot reach a consensus decision to the Executive Officers for resolution, which will include a written summary of the respective positions of the Parties. Such Executive Officers will use good faith efforts, in compliance with this Section 6.2.3(ii), to resolve promptly such matter, which good faith efforts will include at least one meeting between such Executive Officers within [***] after the JSC’s submission of such matter to them. If the Executive Officers are unable to reach unanimous agreement on any such matter within [***] of the matter being presented to them, then:

A. Development Activities.

a. Eikon’s final decision-making authority: except as required by Applicable Laws, and subject as applicable to Impact’s rights with respect to Development of the Licensed Compound and Licensed Products in the Impact Territory pursuant to Section 6.2.3(ii)A.b, Eikon will have final decision-making authority over any matter relating to the Development of the Licensed Compound and Licensed Products, including pursuant to a Pre-Clinical Development Plan, Eikon Development Plan, Impact Development Plan, First-In-Human Development Plan, Global Development Plan or Combo Development Plan in the Territory, and including the declaration of a CNS Active Product as a development candidate, and the advancement of such CNS Active Product into IND-Enabling Studies; provided that such decision is exercised using Eikon’s best scientific and medical judgment and in good faith with the focus on benefitting patients;

b. Impact’s final decision-making authority: except as required by Applicable Laws, Impact will have final decision-making authority over (x) any matter relating to the day-to-day implementation of any a Pre-Clinical Development Plan, Impact Development Plan, First-In-Human Development Plan, Global Development Plan or Combo Development Plan, Manufacture or Commercialization of the Licensed Compound and Licensed Products by or on behalf of Impact, in each case, in the Impact Territory, and (y) the decision to pursue additional studies, indications or Combination Products in the Impact Territory; provided, in each case, (x) and (y), unless Eikon has a reasonable belief that such Development as proposed will pose an unreasonable risk to the value of the Licensed Compound or Licensed Product;

B. Manufacturing Activities. Except as required by Applicable Laws, Eikon will have final decision-making authority over any matter relating to the Manufacture of the Licensed Compound and Licensed Products in the Territory, provided that (x) Impact shall retain the final decision-making authority over any matter relating to the Manufacture of the Licensed Compound and Licensed Products in the Impact Territory to fulfill the requirements for Impact to be a MAH holder in the Impact Territory, provided that such decision is exercised using Impact’s best scientific and medical judgment and in good faith with the focus on benefitting patients without posing an unreasonable risk to the value of the Licensed Compound or Licensed Product in the Eikon territory, and (y) Eikon shall approve Impact’s proposals with respect to the clinical Manufacture of the Licensed Compound and Licensed Products in the Impact Territory (for ensuring sufficient domestically manufactured Licensed Compound and Licensed Products in the Impact Territory), unless, in each case (x) and (y), Eikon has a reasonable belief that such Manufacturing as proposed will pose an unreasonable risk to the value of the Licensed Compound or Licensed Products.

C. Commercialization Activities. Each Party will have final decision-making authority over any matter relating to the Commercialization of the Licensed Compound and Licensed Products in its respective Territory, provided that such decision is exercised using each Party’s best scientific and medical judgment and in good faith with the focus on benefitting patients.

6.2.4 Limitations on Authority. Without limitation to the foregoing, the Parties hereby agree that the JSC’s authority is not applicable to any amendment, modification or waiver of compliance with this Agreement, which may only be amended or modified as provided in Section 14.8 (or compliance with which may only be waived as provided in Section 14.11), and the JSC’s decisions (including any final decision made by a Party) shall not require either Party to violate or be in non-compliance of any Applicable Law.

6.2.5 Alliance Managers. Each Party shall appoint a person(s) to serve as a primary point of contact for the Parties regarding the activities contemplated by this Agreement, which person(s) may be replaced at any time by notice in writing to the other Party (each, an “Alliance Manager” and together, the “Alliance Managers”). The Alliance Managers shall work together to manage and facilitate the communication between the Parties under this Agreement, including the resolution (in accordance with the terms of this Agreement) of issues between the Parties that arise in connection with this Agreement. The Alliance Managers shall not have final decision-making authority with respect to any matter under this Agreement.

6.2.6 Discontinuation; Disbandment; Annual Reports. Subject to Section 2.6.2, the JSC shall continue to exist until the first to occur of (i) the Parties mutually agreeing to disband the JSC; and (ii) Eikon providing to Impact written notice to disband the JSC pursuant to Section 2.6.2. Upon the occurrence of any of the foregoing, (a) the JSC shall disband, have no further responsibilities or authority under this Agreement and will be considered dissolved by the Parties and (b) any requirement of either Party to provide Information or other materials to the JSC shall be deemed a requirement to provide such Information or other materials to other Party.

ARTICLE 7

MANUFACTURING AND SUPPLY

7.1 Manufacturing Rights. Subject to Section 2.3 and Section 7.2.2, each Party shall have full right to, either by itself or through an Affiliate or a Third Party contract manufacturer, Manufacture Licensed Compound and Licensed Products in its respective Territory.

7.2 Supply of Licensed Products.

7.2.1 Impact’s Supply Obligation. Promptly after the Effective Date, Impact shall deliver to Eikon or Eikon’s designee Licensed Product or Licensed Compound to enable Eikon’s commencement of a first Eikon Clinical Study of the first Licensed Product, including, without limitation, certificates and other documentation regarding the properties of such Licensed Product or Licensed Compound. To clarify, notwithstanding the foregoing supply obligation, Impact will retain a sufficient quantity of Licensed Products and Licensed Compounds to perform its obligations under the Pre-Clinical Development Plan and First-In-Human Development Plan. The Parties desire to have Eikon fully enabled to supply the clinical materials (including Licensed Product and Licensed Compound) for the first Pivotal Study of the first Licensed Product conducted by Eikon; provided, however, that in the event that supply of such clinical materials by Impact is necessary for Eikon’s performance of such Pivotal Study, Impact will use commercially reasonable efforts to supply such clinical materials to Eikon. Unless otherwise agreed by the Parties, no later than [***] following the Effective Date (as such time period may be extended by written agreement of the Parties), the Parties will negotiate in good faith and enter into a supply agreement on reasonable and customary terms for the supply of Licensed Compound or Licensed Product by Impact to Eikon at [***] of Impact’s Manufacturing cost, and a corresponding quality agreement.

7.2.2 Subsequent Supply Obligation. Subject to the completion of the Manufacturing technology transfer in Section 7.3, Impact shall have no further supply obligation to Eikon or its designees under this Agreement. Parties will discuss in good faith the subsequent supply arrangement during the Term, and with respect to any global Clinical Study, the Parties shall use the same Licensed Compound or Licensed Product Manufactured by on behalf of the same Party unless otherwise agreed by the JSC; provided that in the event that Impact uses alternatively-Manufactured Licensed Compound or Licensed Product, Impact is responsible for performing any and all applicable equivalence studies at Impact’s sole cost and expense. If one Party supplies Licensed Compound or Licensed Product to the other Party, the supplying Party will supply such Licensed Compound and Licensed Product to the other Party at [***] of such supplying Party’s manufacturing costs. The Parties shall enter into a supply agreement, and a corresponding quality agreement, to be negotiated and agreed by the Parties in good faith.

7.3 Manufacturing Technology Transfer. Without limiting the generality of the obligations in Section 3.2, Section 4.1.6 and Section 4.1.7 Impact shall, when and as requested by Eikon, but in any event prior to the commencement of the first Pivotal Study of the first Licensed Product conducted by Eikon (unless Eikon expressly requests such transfer at a later date), transfer to Eikon or its designee (which designee may be an Affiliate, Sublicensee or a Third Party manufacturer) all Impact Know-How that is necessary or reasonably useful to the Manufacture of each Licensed Compound and the corresponding Licensed Product(s), including, for clarity, the then-current process for the Manufacture of such Licensed Compound and Licensed Product(s), as well as any improvements or enhancements to such processes (the “Manufacturing Process” with respect to such Licensed Compound and Licensed Product(s)) and provide such support as may be necessary or reasonably useful to Eikon or its designee to use and practice such Manufacturing Process, including by assisting Eikon or its designee to enter into agreements with any of Impact’s Third Party manufacturers. Eikon shall pay to Impact its reasonable, out-of-pocket costs incurred directly as a result of performing each transfer of such Manufacturing Process. For clarity, the Parties anticipate that Manufacturing Processes for multiple Licensed Compounds and Licensed Products may be transferred hereunder, and that such transfers may occur simultaneously or non-simultaneously.

7.4 Subsequent Manufacturing Technology Transfer. Without limiting the foregoing, in the event that any Party or any of its Affiliates makes any invention or discovery relating to, or that is otherwise necessary or useful for, the Manufacture of a Licensed Compound or a Licensed Product during the Term, such Party shall promptly disclose such invention or discovery to the other Party and shall, at the other Party’s request, perform technology transfer with respect to such invention or discovery in the same manner as provided in Section 7.3.

ARTICLE 8

PAYMENTS AND RECORDS

8.1 Upfront Payment. In partial consideration of the rights granted by Impact to Eikon hereunder, no later than [***] following the Effective Date, Eikon shall pay Impact a non-refundable, non-creditable upfront amount equal to thirty million Dollars ($30,000,000). In addition, within [***] following the A&R Effective Date, Eikon shall pay Impact a non-refundable, non-creditable upfront amount equal to one million, five hundred thousand Dollars ($1,500,000).

8.2 Milestones.

8.2.1 Development and Regulatory Milestones. In partial consideration of the rights granted by Impact to Eikon hereunder and subject to the terms and conditions of this Agreement, including the last sentence of this Section 8.2.1 and any right of Eikon to offset amounts due from Impact to Eikon pursuant to Section 8.13, Eikon shall pay to Impact a non-refundable, non-creditable milestone payment within [***] after the achievement of each of the following milestones, provided that Impact shall, upon the request of Eikon, provide an invoice for each such milestone payment (each, a “Development Milestone Event”), calculated as follows:

(i)	[***]

(ii)	[***]

(iii)	[***]

(iv)	[***]

(v)	[***]

(vi)	[***]

(vii)	[***]

(viii)	[***]

(ix)	[***]

(x)	[***]

(xi)	[***]

(xii)	[***]

Each milestone payment in this Section 8.2.1 shall be payable only upon the first achievement of such milestone for the first Licensed Product, and no amounts shall be due for subsequent or repeated achievements of such milestone, whether for the same or a different Licensed Product. The maximum aggregate amount payable by Eikon pursuant to this Section 8.2.1 is one hundred thirty million and five hundred thousand Dollars ($130,500,000).

8.2.2 CNS Development and Regulatory Milestones. Each milestone payment in this Section 8.2.2 shall only be payable if a CNS Active Product is Developed in addition to a Licensed Product that is not a CNS Active Product. If only one (1) Licensed Product is Developed during the Term, only the milestone payments under Section 8.2.1 shall be payable and the milestone payments under this Section 8.2.2 shall not be payable, regardless of whether such Licensed Product is a CNS Active Product. In partial consideration of the rights granted by Impact to Eikon hereunder and subject to the terms and conditions of this Agreement, including the last sentence of this Section 8.2.2 and any right of Eikon to offset amounts due from Impact to Eikon pursuant to Section 8.13, Eikon shall pay to Impact a non-refundable, non-creditable milestone payment within [***] after the achievement of each of the following milestones (each, a “CNS Development Milestone Event”), provided that Impact shall, upon the request of Eikon, provide an invoice for each such milestone payment calculated as follows:

(i)	[***]

(ii)	[***]

(iii)	[***]

(iv)	[***]

(v)	[***]

(vi)	[***]

(vii)	[***]

(viii)	[***]

Each milestone payment in this Section 8.2.2 shall be payable only upon the first achievement of such milestone and no amounts shall be due for subsequent or repeated achievements of such milestone, whether for the same or a different CNS Active Product. The maximum aggregate amount payable by Eikon pursuant to this Section 8.2.2 is fifty million and five hundred thousand Dollars ($50,500,000).

8.2.3 Commercial Milestones. In partial consideration of the license rights granted by Impact to Eikon hereunder and subject to the terms and conditions of this Agreement, including any right of Eikon to offset amounts due from Impact to Eikon pursuant to Section 8.13, Eikon shall pay to Impact one-time, non-refundable, non-creditable milestone payments, as follows:

(i)	[***]

(ii)	[***]

(iii)	[***]

(iv)	[***]

(v)	[***]

(vi)	[***]

If the milestone payments under Section 8.2.3(i) and Section 8.2.3(ii) are triggered for the first time in the same Calendar Year, then Eikon will only be obligated to pay the milestone payment under Section 8.2.3(ii) with respect to such Calendar Year, and Eikon will be entitled to defer the milestone payment under Section 8.2.3(i) the next Calendar year in which [***].

Except for the foregoing, in all other cases in which in a given Calendar Year more than one (1) of the foregoing thresholds set forth in Section (8.2.3(iii)) through Section 8.2.3(vi) is first exceeded, Eikon shall pay to Impact a separate milestone payment with respect to each such threshold that is exceeded in such Calendar Year. Each such milestone payment shall be due within [***] of the end of the Calendar Quarter in such Calendar Year. Each milestone payment in this Section 8.2.3 shall be payable only upon the first achievement of such milestone in a given Calendar Year and no amounts shall be due for subsequent or repeated achievements of such milestone in subsequent Calendar Years. The maximum aggregate amount payable by Eikon pursuant to this Section 8.2.3 is seven hundred seventy-five million Dollars ($775,000,000).

8.3 Royalties.

8.3.1 Royalty Rates. As further consideration for the rights granted to Eikon hereunder and subject to the terms and conditions of this Agreement, including any right of Eikon to offset amounts due from Impact to Eikon pursuant to Section 8.13, commencing upon the First Commercial Sale of a Licensed Product in the Eikon Territory, on a Licensed Product-by-Licensed Product basis, Eikon shall pay to Impact a non-refundable, non-creditable royalty on Net Sales to Third Parties (including Distributors) of each Licensed Product in the Eikon Territory (excluding Net Sales of each Licensed Product in any country for which the Royalty Term for such Licensed Product in such country has expired) during each Calendar Year at the following rates:

(i) for that portion of aggregate Net Sales of such Licensed Product in the Eikon Territory during a Calendar Year less than [***], a royalty rate of [***];

(ii) for that portion of aggregate Net Sales of such Licensed Product in the Eikon Territory during a Calendar Year equal to or greater than [***], but less than [***] a royalty rate of [***];

(iii) for that portion of aggregate Net Sales of such Licensed Product in the Eikon Territory during a Calendar Year equal to or greater than [***], but less than [***], a royalty rate of [***]; and (iv)for that portion of aggregate Net Sales of such Licensed Product in the Eikon Territory during a Calendar Year equal to or greater than [***], a royalty rate of [***].

With respect to each Licensed Product in each country in the Territory, from and after the expiration of the Royalty Term for such Licensed Product in such country, Net Sales of such Licensed Product in such country shall be excluded for purposes of calculating the Net Sales thresholds and ceilings set forth in this Section 8.3.1.

8.3.2 Royalty Term. Eikon shall have no obligation to pay any royalty with respect to Net Sales of any Licensed Product in any country after the Royalty Term for such Licensed Product in such country has expired.

8.3.3 Reductions. Notwithstanding the foregoing, in the event that:

(i)	[***]

(ii)	[***]

(iii)	[***]

(iv)	[***]

(v)	[***]

Any reductions set forth in this Section 8.3.3 shall be applied to the royalty rate payable to Impact under Section 8.3.1 in the order in which the event triggering such reduction occurs. For purposes of this Section 8.3.3 and Section 8.3.4, the portion of Net Sales of the applicable Licensed Product in each country (or jurisdiction) subject to each of the royalty rates under Section 8.3.1, will be proportional to Net Sales of such Licensed Product in all countries in the Eikon Territory subject to each of the royalty rates under Section 8.3.1.

8.3.4 Reduction Floor. In no event shall the reduction made pursuant to Section 8.3.3 in aggregate reduce the royalty rate below [***] of the royalty rate set forth in Section 8.3.1 in any Calendar Quarter. Credits for reductions pursuant to Section 8.3.3 not exhausted in any Calendar Quarter may be carried into future Calendar Quarters, subject to the preceding sentence.

8.4 Estimated Sales Levels. Impact acknowledges and agrees that the sales levels set forth in Section 8.2.3 and Section 8.3 shall not be construed as representing an estimate or projection of anticipated sales of the Licensed Products or implying any level of diligence or Commercially Reasonable Efforts, in the Territory and that the sales levels set forth in those Sections are merely intended to define Eikon’s royalty and other payment obligations, as applicable, in the event such sales levels are achieved.

8.5 Royalty Payments and Reports. Eikon shall calculate all amounts payable to Impact pursuant to Section 8.2 and Section 8.3 at the end of each Calendar Quarter, which amounts shall be converted to Dollars, in accordance with Section 8.6. Eikon shall pay to Impact the royalty amounts due with respect to a given Calendar Quarter within [***] after the end of such Calendar Quarter. Each payment of royalties due to Impact shall be accompanied by a statement of the amount of Net Sales of each Licensed Product in each country in the Eikon Territory during the applicable Calendar Quarter (including such amounts expressed in local currency and as converted to Dollars) and a calculation of the amount of royalty payment due on such Net Sales for such Calendar Quarter.

8.6 Mode of Payment. All payments to either Party under this Agreement shall be made by deposit of Dollars in the requisite amount to such bank account as the receiving Party may from time to time designate by notice to the paying Party. For the purpose of calculating any sums due under, or otherwise reimbursable pursuant to, this Agreement (including the calculation of Net Sales expressed in currencies other than Dollars), a Party shall convert any amount expressed in a foreign currency into Dollar equivalents using its, its Affiliate’s or Sublicensee’s standard conversion methodology consistent with GAAP.

8.7 Costs for Global Shared Services. Each Party will bear the costs and expenses of conducting the Development Plan in their respective Territories, except [***] will bear the costs for the following shared services and databases for Global Clinical Studies, regardless of territory location. Impact agrees to utilize Eikon’s chosen vendors and databases for the following services in the course of its conducting and managing, at a minimum, Global Clinical Studies in the Impact Territory.

(i)	[***]

(ii)	[***]

(iii)	[***]

(iv)	[***]

In addition, in the course of its conduct of the studies in the Impact Territory, Impact agrees to follow Eikon’s Standard Operating Procedures with respect to clinical development and associated functions, including capturing deviations, corrective actions and preventative actions with respect to such procedures in accordance with industry standards; provided, however, that Impact shall have the right to review and confirm the feasibility of Eikon’s Standard Operating Procedures in Impact Territory. If Eikon’s Standard Operating Procedures are not feasible in Impact Territory, the Parties will negotiate in good faith a reasonable adjustment to Eikon’s Standard Operating Procedures.

8.8 Other Invoiced Amounts. If either Party (the “Invoicing Party”) is owed amounts by the other Party (the “Invoiced Party”) pursuant to this Agreement for which no other invoicing and payment procedure is specified herein, including amounts reimbursable or otherwise owed pursuant to Article 9, the Invoicing Party shall have the right to invoice the Invoiced Party for such amounts once per Calendar Quarter, which invoiced amounts shall be payable by the Invoiced Party within [***] after receipt of an itemized invoice.

8.9 Taxes.

8.9.1 General. If any amount due to be paid to either Party hereunder (each a “Payment”) is subject to any withholding or similar tax, each Party shall use its commercially reasonable efforts to do all such acts and things and to sign all such documents as will enable the Parties to take advantage of any applicable double taxation agreement or treaty. If there is no applicable double taxation agreement or treaty, or if an applicable double taxation agreement or treaty reduces, but does not eliminate, such withholding or similar tax, the paying Party (the “Payor”) shall remit such withholding or similar tax to the appropriate government authority, deduct the amount paid from the amount due to the other Party (the “Payee”) and secure and send to the Payee the prescribed forms necessary to evidence Payment of such withholding or similar tax. Any such amounts deducted by the Payor in respect of such withholding or similar tax shall be treated as having been paid by the Payor for purposes of this Agreement. If a government authority retroactively determines that a Payment made by a Party to the other pursuant to this Agreement should have been subject to withholding or similar (or to additional withholding or similar) taxes, and such Party (the “Withholding Party”) remits such withholding or similar taxes to the government authority, but excluding any interest and penalties that may be imposed thereon (the “Withholding Amount”), the Withholding Party will have the right (i) to offset the Withholding Amount, against future Payment obligations of the Withholding Party under this Agreement, (ii) to invoice the other Party for the Withholding Amount (which shall be payable by the other Party within [***] of its receipt of such invoice) or (iii) to pursue reimbursement by any other available remedy. Notwithstanding the foregoing, the Parties acknowledge and agree that (i) the upfront payment payable pursuant to Section 8.1 is not subject to United States withholding taxes, and (ii) if Eikon (or its assignee pursuant to Section 14.3) is required by Applicable Law to withhold taxes in respect of any payment due under this Agreement, and if such withholding obligation arises or is increased solely as a result of any action by Eikon or its Affiliates after the Effective Date, including, without limitation, Eikon performing its obligations under this Agreement or exercising its rights under this Agreement through an Affiliate or sublicensee or Distributor, any assignment of this Agreement by Eikon as permitted under Section 14.3, a change in tax residency of Eikon, a Change of Control of Eikon, a failure of Eikon to comply with Applicable Laws, or payments arise or are deemed to arise through a branch of Eikon (each, a “Withholding Tax Action”), then, notwithstanding anything to the contrary herein, any such payment shall be increased to take into account such increased withholding taxes as may be necessary so that, after making all required withholdings (including any withholdings on additional amounts), Impact (or its assignee pursuant to Section 14.3) receives an amount equal to the sum it would have received had no such Withholding Tax Action occurred.

8.9.2 Indirect Taxes. Each Party shall be responsible for (and indemnify the other Party for) any transfer, documentary, valued-added, including any related surcharges, sales, use, stamp, registration, or other similar tax (each, an “Indirect Tax”) that is imposed on such Party in accordance with Applicable Law with respect to the payments received or the related transfer of rights or other property by such Party pursuant to the terms of this Agreement or otherwise with respect to this Agreement. For the avoidance of doubt, the amounts set forth in this Agreement for all Payments shall be deemed inclusive of Indirect Taxes, and the recipient Party shall not charge any Indirect Taxes separately from the Payment amounts set forth in this Agreement. If Eikon is required to pay value-added tax and related surcharges in the Impact Territory on payments from Eikon to Impact hereunder, Impact, as a withholding agent on behalf of Eikon, shall withhold such taxes from such payments and shall timely report and pay such taxes to the competent Impact Territory tax authority. Impact shall deliver to Eikon official proof of payment issued by the competent Impact Territory tax authority for all taxes that Impact pays on behalf of Eikon within [***] of each payment to Eikon.

8.10 Interest on Late Payments. If any payment due to either Party under this Agreement is not paid when due, then such paying Party shall pay interest thereon (before and after any judgment) at the U.S. prime annual rate (but with interest accruing on a daily basis) quoted by the Wall Street Journal (U.S., Western Edition), or its successor, plus an additional [***], with such interest to run from the date on which payment of such sum became due until payment thereof in full together with such interest.

8.11 Financial Records. Each Party shall and shall cause its Affiliates and its and their sublicensees to, keep complete and accurate financial books and records pertaining to the Development and Commercialization of Licensed Products hereunder (including with respect to Eikon, Net Sales of Licensed Products) to the extent required to calculate and verify all amounts payable hereunder. Each Party shall, and shall cause its Affiliates and its and their sublicensees to, retain such books and records until the later of (x) [***] after the end of the period to which such books and records pertain and (y) the expiration of the applicable tax statute of limitations (or any extensions thereof) or for such longer period as may be required by Applicable Law.

8.12 Audit.

8.12.1 Procedures. At the request of the other Party, each Party shall, and shall cause its Affiliates and its and their sublicensees to, permit an independent auditor designated by the other Party and reasonably acceptable to the audited Party or, in the case of a request by Eikon, Impact shall permit Eikon directly, at reasonable times and upon reasonable notice, to audit the books and records maintained pursuant to Section 8.11 to ensure the accuracy of all reports and payments made hereunder. Such examinations may not (i) be conducted for any

Calendar Quarter more than [***] after the end of such quarter, (ii) be conducted more than once in any [***] period (unless a previous audit during such [***] period revealed an underpayment (or with respect to any reimbursement, an overpayment) with respect to such period) or (iii) be repeated for any Calendar Quarter. Except as provided below, the cost of this audit shall be borne by the auditing Party, unless the audit reveals a variance of more than [***] from the reported amounts, in which case the audited Party shall bear the cost of the audit. Unless disputed pursuant to Section 8.12.2 below, if such audit concludes that (x) additional amounts were owed by the audited Party, the audited Party shall pay the additional amounts, with interest from the date originally due as provided in Section 8.9 or (y) excess payments were made by the audited Party, the auditing Party shall reimburse such excess payments, in either case ((x) or (y)), within [***] after the date on which such audit is completed by the auditing Party.

8.12.2 Audit Dispute. In the event of a dispute with respect to any audit under Section 8.12, Impact and Eikon shall work in good faith to resolve the dispute. If the Parties are unable to reach a mutually acceptable resolution of any such dispute within [***], the dispute shall be submitted for resolution to a certified public accounting firm jointly selected by each Party’s certified public accountants or to such other Person as the Parties shall mutually agree (the “Auditor”). The decision of the Auditor shall be final and the costs of such arbitration as well as the initial audit shall be borne between the Parties in such manner as the Auditor shall determine. Not later than [***] after such decision and in accordance with such decision, the audited Party shall pay the additional amounts, with interest from the date originally due as provided in Section 8.9 or the auditing Party shall reimburse the excess payments, as applicable.

8.12.3 Confidentiality. The receiving Party shall treat all information subject to review under this Article 8 in accordance with the confidentiality provisions of Article 10 and the Parties shall cause the Auditor to enter into a reasonably acceptable confidentiality agreement with the audited Party obligating such firm to retain all such financial information in confidence pursuant to such confidentiality agreement.

8.13 Right to Offset. Each Party shall have the right to offset any damages awarded to such first Party pursuant to Article 12, or other undisputed amounts owed under or in connection with this Agreement, against any payments owed by such first Party to such other Party under this Agreement. Such offsets shall be in addition to any other rights or remedies available under this Agreement and Applicable Law.

8.14 [***].

ARTICLE 9

INTELLECTUAL PROPERTY

9.1 Ownership of Intellectual Property.

9.1.1 Ownership of Technology. Subject to Section 9.1.2, as between the Parties, each Party shall own and retain all right, title and interest in and to any and all: (i) Information and other inventions that are conceived, discovered, developed or otherwise made by or on behalf of such Party (or its Affiliates or its or their Sublicensees) under or in connection with this Agreement, whether or not patented or patentable and any and all Patents and other intellectual property rights with respect thereto, except to the extent that any such Information or invention or any Patent or intellectual property rights with respect thereto, is Joint Know-How or Joint Patents; and (ii) other Information, inventions, Patents and other intellectual property rights that are owned or otherwise Controlled (other than pursuant to the license grants set forth in Sections 2.1 and 2.2) by such Party or any of its Affiliates or its or their sublicensees outside of this Agreement.

9.1.2 Ownership of Joint Patents and Joint Know-How. As between the Parties, the Parties shall each own an equal and undivided interest in any and all: (i) [***] (the “Joint Know-How”); and (ii) [***] (the “Joint Patents”) [***] (together with Joint Know-How and Joint Patents, the “Joint Intellectual Property Rights”). Each Party shall promptly disclose to the other Party in writing and shall cause its Affiliates, and its and their licensees and sublicensees to so disclose, the development, making, conception or reduction to practice of any Joint Know-How or Joint Patents. Subject to the licenses and rights of reference granted under Sections 2.1 and 2.2 and each Party’s respective exclusivity obligations hereunder, each Party shall have the right to (a) Exploit the Joint Intellectual Property Rights without a duty of seeking consent or accounting to the other Party and (b) grant licenses to Affiliates or other Persons under the Joint Intellectual Property Rights.

9.1.3 United States Law. The determination of whether Information and inventions are conceived, discovered, developed or otherwise made by a Party for the purpose of allocating proprietary rights (including Patent, copyright or other intellectual property rights) therein, shall, for purposes of this Agreement, be made in accordance with Applicable Law in the United States irrespective of where such conception, discovery, development or making occurs. In the event that United States law does not apply to the conception, discovery, development or making of any Information or other inventions hereunder, each Party shall, and does hereby, assign, and shall cause its Affiliates and its and their licensees and sublicensees to so assign, to the other Party, without additional compensation, such right, title and interest in and to any Information and other inventions as well as any intellectual property rights with respect thereto, as is necessary to fully effect, as applicable, (i) the sole ownership provided for in Section 9.1.1 and (ii) the joint ownership provided for in Section 9.1.2.

9.1.4 Assignment Obligation. Each Party shall cause all Persons who perform Development activities, Manufacturing activities or regulatory activities for such Party under this Agreement or who conceive, discover, develop or otherwise make any Information or inventions by or on behalf of either Party or its Affiliates or its or their sublicensees under or in connection with this Agreement to be under an obligation to assign (or, if such Party is unable to cause such Person to agree to such assignment obligation despite such Party’s using commercially reasonable efforts to negotiate such assignment obligation, provide an exclusive license under) their rights in any Information and inventions resulting therefrom to such Party, except where Applicable Law requires otherwise and except in the case of governmental, not-for-profit and public institutions that have standard policies against such an assignment (in which case a suitable license, or right to obtain such a license, shall be obtained).

9.1.5 Ownership of Product Trademarks. As between the Parties, Eikon shall have the sole right to determine and shall own all right, title and interest in and to the Product Trademarks in the Eikon Territory, and Impact shall have the sole right to determine and shall own all right, title and interest in and to the Product Trademarks in the Impact Territory. Neither Party shall, and neither Party shall permit its Affiliates to, (i) use in their respective businesses, any Trademark that is confusingly similar to, misleading or deceptive with respect to or that dilutes any (or any part) of the Product Trademarks of the other Party and (ii) do any act that endangers, destroys, or similarly affects, in any material respect, the value of the goodwill pertaining to the other Party’s Product Trademarks. Neither Party shall, and neither Party shall permit its Affiliates to, attack, dispute or contest the validity of or ownership of any Product Trademark of the other Party anywhere in the Territory or any registrations issued or issuing with respect thereto.

9.1.6 Ownership of Corporate Names. As between the Parties, Impact shall retain all right, title and interest in and to its Corporate Names.

9.1.7 Impact Territory Inventor Compensation. In addition to the obligations set forth in Section 9.1.4, each Party shall ensure that any agreement between (a) such Party or its Affiliates or its or their Sublicensees on the one hand, and (b) any employees or contractors in its Territory who perform Development activities, Manufacturing activities or regulatory activities under this Agreement, or who conceive, reduce to practice, discover, develop or otherwise make any Information or inventions by or on behalf of such Party or its Affiliates or Sublicensees under or in connection with this Agreement, on the other hand, (i) includes an inventor reward and remuneration policy that is legally sufficient under Applicable Laws; and (ii) sets forth a waiver of pre-emption rights under the Applicable Laws of the Territory, including Article 326 of the PRC Contract Law, to the effect that such employees or contractors shall confirm that they will not have any right or claim on any Information, inventions, Patents and other intellectual property rights derived from their work, except for the reward and remuneration they are entitled to under the inventor reward and remuneration policy. Without limiting the foregoing, each Party acknowledges that the other Party and its Affiliates shall not be responsible or liable for any claims for compensation, reward or remuneration by an employee or contractor of such Party or its Affiliates or its or their Sublicensees, whether such claim is in connection with Impact Patents, Eikon Patents or Joint Patents, or whether such employee or contractor is an inventor or co-inventor of an invention described or claimed in a Patent filed by or on behalf of the other Party (including its Affiliates) or otherwise contributes to any invention, and such Party shall be solely responsible for all such claims under Applicable Law.

9.2 Control of Intellectual Property. Neither Party shall enter into or amend any agreement with a Third Party, or include in any such agreement or amendment any restrictive provisions, with an intent to limit its Control of, or to not Control, any Information, Patent or other intellectual property right that would be subject to the license grants in Section 2.1 or 2.2 in the absence of such agreement, amendment or restrictive provisions. Further, when entering into any agreement or amendment with a Third Party relating to any Information, Patents or other intellectual property rights that, if Controlled by a Party or its Affiliates, would be subject to the license grants in Section 2.1 or 2.2, each Party shall use good faith efforts to obtain Control of such Information, Patents and other intellectual property rights.

9.3 Maintenance and Prosecution of Patents.

9.3.1 Patent Prosecution and Maintenance of Impact Patents and Joint Patents.

(i) As between the Parties, each Party shall have the right, but not the obligation, using counsel of its own choice, to prepare, file, prosecute and maintain the Impact Patents and Joint Patents in such Party’s respective Territory and to be responsible for any related interference, re-issuance, re-examination and opposition proceedings, in each case, at its sole cost and expense.

(ii) Each Party shall periodically inform the other Party of all material steps with regard to the preparation, filing, prosecution and maintenance of Impact Patents and Joint Patents in the Major Markets or the Impact Territory, as applicable, including by providing the other Party with a copy of material communications to and from any patent authority in the Major Markets or the Impact Territory, as applicable, regarding such Impact Patents and Joint Patents and by providing the other Party drafts of any material filings or responses to be made to such patent authorities sufficiently in advance of submitting such filings or responses so as to allow for a reasonable opportunity for the other Party to review and comment thereon. In addition, Eikon shall respond in good faith with respect to Impact’s reasonable inquiries with respect to material steps or communications with patent authorities regarding the preparation, filing, prosecution and maintenance of Impact Patents and Joint Patents in the Eikon Territory outside the Major Markets. The prosecuting Party shall consider in good faith the requests and suggestions of the other Party with respect to such drafts and with respect to strategies for filing and prosecuting the Impact Patents and Joint Patents in its respective Territory; provided that if any Party believes in good faith that failure to implement a comment from such Party is reasonably likely to have a material adverse impact on one or more Licensed Products in its Territory, then the other Party shall fully implement such Party’s comment, unless such comment is an Impact comment that Eikon reasonably believes would, if implemented, present an unreasonable risk to the value of the applicable Licensed Compound or Licensed Product or to the Patent portfolio with respect thereto.

(iii) If Eikon elects not to prepare, file, prosecute and maintain the Impact Patents and Joint Patents in Eikon Territory, Eikon will notify Impact sufficiently in advance of the date on which any such Patents would become abandoned, no longer available or otherwise forfeited, whereupon, at the written request of Impact, the Parties will meet to discuss any such decision by Eikon. Impact will have the right (but not the obligation), at Impact’s sole discretion, and sole responsibility for all applicable costs, to prosecute and maintain in the Eikon Territory such Patents in the name of Eikon (which right will include the right to file additional Patents claiming priority to such Patents), except where Eikon reasonably believes that the exercise of such Impact rights would present an unreasonable risk to the value of the applicable Licensed Compound or Licensed Product or to the Patent portfolio with respect thereto. Impact will consult with Eikon on its strategy for the prosecution and maintenance of such Patents in the Eikon Territory. Impact will furnish to Eikon, via electronic mail or such other method as mutually agreed by the Parties, copies of proposed filings and documents received from patent counsel in the course of prosecuting and maintaining such assumed Patents, or copies of documents filed with the relevant national patent offices or other Regulatory Authorities with respect to such assumed Patents, and such other material documents related to the prosecution and maintenance of such assumed Patents, in sufficient time prior to filing such document or making any payment due thereunder to allow for review and comment by Eikon. Eikon will sign, or will use Commercially Reasonable Efforts to have signed, all legal documents as are reasonably necessary for Impact to assume the prosecution and maintenance in the Eikon Territory of any such Patent.

9.3.2 Patent Prosecution and Maintenance of Eikon Patents. As between the Parties, Eikon shall have the sole right, but not the obligation, to prepare, file, prosecute and maintain the Eikon Patents worldwide, and to be responsible for any related interference, re-issuance, re-examination and opposition proceedings, in each case, at its sole cost and expense and using counsel of its own choice.

9.3.3 Cooperation. The non-prosecuting Party shall, and shall cause its Affiliates to, assist and cooperate with the prosecuting Party, as the prosecuting Party may reasonably request from time to time, in the preparation, filing, prosecution and maintenance of the Impact Patents, Eikon Patents and Joint Patents in the relevant Territory under this Agreement, including that the non-prosecuting Party shall, and shall cause its Affiliates to, (i) offer its comments, if any, promptly and (ii) provide access to relevant documents and other evidence and make its employees available at reasonable business hours; provided, further, that (except with respect to the Joint Patents) the prosecuting Party shall reimburse the non-prosecuting Party for its reasonable and verifiable out-of-pocket costs and expenses incurred in connection therewith.

9.3.4 Patent Term Extension and Supplementary Protection Certificate.

(i) With respect to each Licensed Product, as between the Parties, Impact shall have the sole right to make decisions regarding, and to apply for, patent term extensions in the Impact Territory, including patent term compensation under Article 42 of China’s Patent Law, pursuant to any extensions that are now or become available in the future, including pediatric exclusivity, wherever applicable, for the Impact Patents and Joint Patents, in each case including whether or not to do so; and

(ii) With respect to each Licensed Product, as between the Parties, Eikon shall have the sole right to make decisions regarding, and to apply for, patent term extensions in the Eikon Territory, including in the United States with respect to extensions pursuant to 35 U.S.C. §156 et. seq., and in other jurisdictions in the Eikon Territory pursuant to supplementary protection certificates, and in all jurisdictions in the Eikon Territory with respect to any other extensions that are now or become available in the future, including pediatric exclusivity, wherever applicable, for the Impact Patents, Joint Patents and Eikon Patents, in each case including whether or not to do so. Impact shall provide prompt and reasonable assistance, as requested by Eikon, including by taking such action as patent holder as is required under any Applicable Law to obtain any such extension or supplementary protection certificate in the Territory.

9.3.5 Common Ownership Under Joint Research Agreements. Notwithstanding anything to the contrary in this Article 9, neither Party shall have the right to make an election under 35 U.S.C. 102(c) when exercising its rights under this Article 9 without the prior written consent of the other Party. With respect to any such permitted election, the Parties shall coordinate their activities with respect to any submissions, filings or other activities in support thereof. The Parties acknowledge and agree that this Agreement is a “joint research agreement” as defined in 35 U.S.C. 100(h).

9.3.6 Patent Listings. Each Party shall have the sole right to determine the scope of all patent listings with Regulatory Authorities or other governmental authorities in its respective Territory with respect to the Licensed Product(s) pursuant to the Applicable Law (including, as applicable, patent registrations on the China Patent Information Registration Platform for Marketed Drugs). Each Party shall, and shall cause its Affiliates to, as appropriate and as directed by the other Party, promptly prepare the patent listings with respect to the Licensed Product(s) in (i) each applicable jurisdiction in the Impact Territory or (ii) each Major Market in Eikon Territory, in each case ((i) or (ii)), for the other Party’s review and comment no later than [***] prior to the applicable statutory deadline and shall consider in good faith any comments from the other Party with respect thereto. In addition, Eikon shall respond in good faith with respect to Impact’s reasonable inquiries with respect to patent listings with respect to the Licensed Product(s) in the Eikon Territory outside the Major Markets, and shall consider in good faith any Impact comments with respect thereto.

9.4 Enforcement of Patents.

9.4.1 Notice. Each Party shall promptly notify the other Party in writing of (i) any alleged or threatened infringement or assertion of invalidity or unenforceability of the Impact Patents, Eikon Patents or Joint Patents in any jurisdiction in the Territory or (ii) any certification filed under the Hatch-Waxman Act claiming that any Impact Patents, Eikon Patents or Joint Patents are invalid or unenforceable or claiming that any Impact Patents, Eikon Patents or Joint Patents would not be infringed by the making, use, offer for sale, sale or import of a product for which an application under the Hatch-Waxman Act is filed or any equivalent or similar certification or notice in any other jurisdiction in the Territory, in each case ((i) and (ii)) of which such Party becomes aware (an “Infringement”).

9.4.2 Enforcement of Impact Patents, Joint Patents and Eikon Patents. As between the Parties, each Party shall have the sole right, but not the obligation, to prosecute or defend any Infringement with respect to the Impact Patents, Joint Patents, and Eikon Patents in such Party’s respective Territory, including as a defense or counterclaim in connection with any Third Party Infringement Claim, at such Party’s sole cost and expense, using counsel of its own choice; provided, that (i) Impact shall consult with Eikon in accordance with Section 9.4.3 and (ii) Eikon may provide instructions to Impact for the prosecution or defense of any Infringement as reasonably necessary to align such prosecution or defense with Eikon’s patenting and patent litigation strategy with respect to the Licensed Compounds and Licensed Products.

9.4.3 Cooperation. The Parties agree to cooperate fully in any Infringement action pursuant to this Section 9.4, including, by making the inventors, applicable records and documents (including laboratory notebooks) of the relevant Patents available to controlling Party upon such Party’s request. Where a Party controls such an action, the other Party shall, and shall cause its Affiliates to, assist and cooperate with the controlling Party, as such controlling Party may reasonably request from time to time, in connection with its activities set forth in this Section, including where necessary, furnishing a power of attorney solely for such purpose or joining in, or being named as a necessary party to, such action, providing access to relevant documents and other evidence and making its employees available at reasonable business hours; provided that, except with respect to Joint Patents, the controlling Party shall reimburse such other Party for its reasonable and verifiable out-of-pocket costs and expenses incurred in connection therewith. Unless otherwise set forth herein, the Party entitled to bring any patent infringement litigation in accordance with this Section 9.4 shall have the right to settle such claim; provided that neither Party shall have the right to settle any Infringement litigation under this Section 9.4 in a manner that has a material adverse effect on the rights or interest of the other Party or in a manner that imposes any costs or liability on or involves any admission by, the other Party, without the express written consent of such other Party (which consent shall not be unreasonably withheld, conditioned or delayed); provided, further that the foregoing limitation shall not be deemed to preclude or require the consent of such other Party in connection with a settlement of Infringement that would or may result in reduced Payments hereunder, but would not otherwise fall within the scope of the foregoing limitation. In connection with any activities with respect to an Infringement action prosecuted or defended by a Party pursuant to this Section 9.4 involving Patents Controlled by or licensed under Section 2.1 to the other Party, the Party controlling such action shall (i) consult with the other Party as to the strategy for the prosecution or defense of such claim, suit or proceeding, (ii) consider in good faith any comments from the other Party with respect thereto and (iii) keep the other Party reasonably informed of any material steps taken and provide copies of all material documents filed, in connection with such action.

9.4.4 Recovery. Except as otherwise agreed by the Parties in connection with a cost sharing arrangement, any recovery realized as a result of such litigation described above in this Section 9.4 (whether by way of settlement or otherwise) shall be first, allocated to reimburse the Parties for their costs and expenses in making such recovery (which amounts shall be allocated pro rata if insufficient to cover the totality of such expenses). Any remainder after such reimbursement is made shall be retained by the Party that has exercised its right to bring the enforcement action; provided, however, that to the extent that any award or settlement (whether by judgment or otherwise) with respect to an Impact Patent or Joint Patent is attributable to loss of sales or profits with respect to a Licensed Product, such amount shall be paid to or retained by Eikon and treated as “Net Sales” in the Calendar Year and any royalties pursuant to Section 8.3.1 shall be payable by Eikon to Impact with respect thereto; provided that any such recovery shall not be considered for purposes of determining whether any milestones are payable pursuant to Section 8.2.3.

9.5 Infringement Claims by Third Parties. If the Exploitation of a Licensed Product in the Territory pursuant to this Agreement results in, or is reasonably expected to result in, any claim, suit or proceeding by a Third Party alleging infringement by Eikon or any of its Affiliates or its or their Sublicensees, Distributors or customers (a “Third Party Infringement Claim”), including any defense or counterclaim in connection with an Infringement action initiated pursuant to Section 9.4, the Party first becoming aware of such alleged infringement shall promptly notify the other Party thereof in writing. As between the Parties, each Party shall have the sole right to defend and control the defense of any such claim, suit or proceeding in such Party’s respective Territory at its sole cost and expense (but subject to deduction as provided below), using counsel of its own choice; provided that (i) Impact shall consult with Eikon in accordance with Section 9.4.3, (ii) Eikon may provide instructions to Impact for Impact’s defense of any such Third Party Infringement Claim as necessary to align such prosecution or defense with Eikon’s patenting and patent litigation strategy with respect to the Licensed Compounds and Licensed Products and (iii) Impact shall not (A) settle or (B) take any action with respect to such Third Party Infringement Claim that could reasonably be expected to adversely affect Eikon’s rights with respect to such Licensed Compound or Licensed Product in the Eikon Territory, including through any admission of infringement by such Licensed Compound or Licensed Product. The non-controlling Party may participate in any such claim, suit or proceeding with counsel of its choice at its sole cost and expense. Where a Party controls such an action, the other Party shall, and shall cause its Affiliates to, assist and cooperate with the controlling Party, as such controlling Party may reasonably request from time to time, in connection with its activities set forth in this Section, including where necessary, furnishing a power of attorney solely for such purpose or joining in, or being named as a necessary party to, such action, providing access to relevant documents and other evidence and making its employees available at reasonable business hours; provided that the controlling Party shall reimburse such other Party for its reasonable and verifiable out-of-pocket costs and expenses incurred in connection therewith. Each Party shall keep the other Party reasonably informed of all material developments in connection with any such claim, suit or proceeding. Each Party agrees to provide the other Party with copies of all material pleadings filed in such action and to allow the other Party reasonable opportunity to participate in the defense of the claims. Any recoveries awarded to a Party in connection with any Third Party Infringement Claim defended under this Section 9.5 shall be applied first to reimburse such Party for its reasonable out-of-pocket costs of defending such claim, suit or proceedings and then to reimburse the other Party for amounts deducted pursuant to the previous sentence, with the balance of any such recoveries being retained or provided to such first Party.

9.6 Third Party Rights.

9.6.1 If, in the reasonable opinion of Eikon, the Exploitation of one or more Licensed Compounds or Licensed Products by Eikon or any of its Affiliates or any of its or their Sublicensees, Distributors or customers infringes or misappropriates or is reasonably expected to infringe or misappropriate any Patent, trade secret or other intellectual property right of a Third Party (such right, a “Third Party Right”) in the Eikon Territory, then, as between the Parties, Eikon shall have the right, but not the obligation, to negotiate and obtain a license or other rights from such Third Party to such Third Party Right as necessary or desirable for Eikon or its Affiliates or its and their Sublicensees to Exploit Licensed Compounds or Licensed Products in one or more countries in the Eikon Territory or to negotiate and obtain a global license or other rights; provided that Impact shall have the right to reject a sublicense under such Third Party Rights by written notice to Eikon within [***] of Eikon’s written disclosure of the proposed license or other rights to Impact. Unless Impact rejects a sublicense under the applicable agreement pursuant to the immediately foregoing sentence, Impact shall reimburse Eikon for all upfront payments, milestone payments, royalties, and other amounts paid to such Third Party in respect of such agreement, in each case, to the extent reasonably allocable to the Impact Territory. [***] of all upfront payments, milestone payments, and royalties paid by Eikon or any of its Affiliates to such Third Party in respect of such agreement, in each case, to the extent reasonably allocable to the Eikon Territory and not reasonably allocable to an active ingredient other than Licensed Compound, shall be subject to offset pursuant to Section 8.3.3(iv). If Eikon obtains a global license or other rights, Eikon will use commercially reasonable efforts to do so on terms that do not unfairly disadvantage Impact in the Impact Territory.

9.6.2 If, in the reasonable opinion of Impact, the Exploitation of one or more Licensed Compounds or Licensed Products by such Party or any of its Affiliates or any of its or their Sublicensees, Distributors or customers infringes or misappropriates or is reasonably expected to infringe or misappropriate any Patent, trade secret or other intellectual property right of a Third Party in the Impact Territory (such right, an “Impact Territory Right”), then, if Impact first notifies Eikon of such Impact Territory Right and Eikon notifies Impact of Eikon’s election not to take a license to such Impact Territory Right in connection with the exercise of Eikon’s rights pursuant to Section 9.6.1, Impact may negotiate and obtain a license or other rights to Impact Territory Third Party Rights in the Impact Territory as necessary or desirable for Impact to Develop, Manufacture or Commercialize such Licensed Compound or Licensed Product in the Impact Territory, at Impact’s sole cost and expense, including any payment to such Third Party for the license under such Impact Territory Right. Impact shall not negotiate or obtain a license or other rights to any Patent, trade secret or other intellectual property right of a Third Party in the Eikon Territory that is related to a Licensed Compound or a Licensed Product without Eikon’s prior written consent in its sole discretion.

9.7 Product Trademarks.

9.7.1 Notice. Each Party shall provide to the other Party prompt written notice of any actual or threatened infringement of the Product Trademarks in the Territory and of any actual or threatened claim that the use of the Product Trademarks in the Territory violates the rights of any Third Party, in each case, of which such Party becomes aware.

9.7.2 Prosecution of Product Trademarks. Each Party shall have the sole right to register, prosecute and maintain the Product Trademarks in its respective Territory using counsel of its own choice. All costs and expenses of registering, prosecuting and maintaining the Product Trademarks in each Party’s respective Territory shall be borne solely by such Party.

9.7.3 Enforcement of Product Trademarks. Each Party shall have the sole right to take such action as such Party deems necessary against a Third Party based on any alleged, threatened or actual infringement, dilution, misappropriation or other violation of or unfair trade practices or any other like offense relating to, the Product Trademarks by a Third Party in such Party’s respective Territory at its sole cost and expense and using counsel of its own choice, and such Party shall retain any damages or other amounts collected in connection therewith.

9.7.4 Third Party Claims. Each Party shall have the sole right to defend against and settle any alleged, threatened or actual claim by a Third Party that the use or registration of the Product Trademarks in such Party’s respective Territory infringes, dilutes, misappropriates or otherwise violates any Trademark or other right of that Third Party or constitutes unfair trade practices or any other like offense or any other claims as may be brought by a Third Party against a Party in connection with the use of the Product Trademarks with respect to a Licensed Product in such Party’s respective Territory at its sole cost and expense and using counsel of its own choice, and such Party shall retain any damages or other amounts collected in connection therewith.

9.7.5 Cooperation. Each Party shall, and shall cause its Affiliates and its and their Sublicensees to, assist and cooperate with controlling Party, as the controlling Party may reasonably request from time to time, in connection with its activities set forth in this Section, including where necessary, furnishing a power of attorney solely for such purpose or joining in, or being named as a necessary party to, such action, providing access to relevant documents and other evidence and making its employees available at reasonable business hours; provided that the controlling Party shall reimburse such Party for its reasonable and verifiable out-of-pocket costs and expenses incurred in connection therewith.

ARTICLE 10

CONFIDENTIALITY AND NON-DISCLOSURE

10.1 Confidentiality Obligations. At all times during the Term and for a period of [***] following termination or expiration of this Agreement in its entirety, each Party shall and shall cause its officers, directors, employees and agents to, keep confidential and not publish or otherwise disclose to a Third Party and not use, directly or indirectly, for any purpose, any Confidential Information furnished or otherwise made known to it, directly or indirectly, by the other Party, except to the extent such disclosure or use is expressly permitted by the terms of this Agreement. “Confidential Information” means any technical, business or other information provided by or on behalf of one Party to the other Party in connection with this Agreement, whether prior to, on or after the Effective Date, including the terms of this Agreement (subject to Section 10.5 and Section 10.7), information relating to the Licensed Compound or any Licensed Product (including the Regulatory Documentation), any Development or Commercialization of the Licensed Compound or any Licensed Product, any know-how with respect thereto developed by or on behalf of the disclosing Party or its Affiliates or, in the case of Eikon, its or their Sublicensees (including Eikon Know-How and Impact Know-How, as applicable) or the scientific, regulatory or business affairs or other activities of either Party. Notwithstanding the foregoing, Confidential Information constituting (i) Regulatory Documentation owned by Eikon pursuant to Section 4.2.1 and any other Information developed, owned or Controlled by Impact or any of its Affiliates (including Impact Know-How and Joint Know-How) relating to the Licensed Compound or any Licensed Product or the Exploitation of any of the foregoing in the Field shall be deemed the Confidential Information of Eikon (and Eikon shall be deemed to be the disclosing Party and Impact shall be deemed the receiving Party with respect thereto) and (ii) any other Joint Know-How and the terms of this Agreement shall be deemed to be the Confidential Information of both Parties (and both Parties shall be deemed to be the receiving Party and the disclosing Party with respect thereto). Notwithstanding the foregoing, the confidentiality and non-use obligations under this Section 10.1 with respect to any Confidential Information shall not apply to any information that:

10.1.1 is or hereafter becomes part of the public domain by public use, publication, general knowledge or the like through no breach of this Agreement by the receiving Party;

10.1.2 can be demonstrated by documentation or other competent proof to have been in the receiving Party’s possession prior to disclosure by the disclosing Party without any obligation of confidentiality with respect to such information; provided that the foregoing exception shall not apply with respect to Confidential Information provided by Impact to Eikon pursuant to Section 3.2;

10.1.3 is subsequently received by the receiving Party from a Third Party who is not bound by any obligation of confidentiality with respect to such information; or

10.1.4 can be demonstrated by documentation or other competent evidence to have been independently developed by or for the receiving Party without reference to the disclosing Party’s Confidential Information; provided that the foregoing exception shall not apply with respect to Confidential Information provided by Impact to Eikon pursuant to Section 3.2.

Specific aspects or details of Confidential Information shall not be deemed to be within the public domain or in the possession of the receiving Party merely because the Confidential Information is embraced by more general information in the public domain or in the possession of the receiving Party. Further, any combination of Confidential Information shall not be considered in the public domain or in the possession of the receiving Party merely because individual elements of such Confidential Information are in the public domain or in the possession of the receiving Party unless the combination and its principles are in the public domain or in the possession of the receiving Party.

10.2 Permitted Disclosures. Each Party may disclose Confidential Information to the extent that such disclosure is:

10.2.1 made in response to a valid order of a court of competent jurisdiction or other supra-national, federal, national, regional, state, provincial and local governmental or regulatory body of competent jurisdiction or, if in the reasonable opinion of the receiving Party’s legal counsel, such disclosure is otherwise required by law, including by reason of filing with securities regulators; provided, however, that the receiving Party shall first have given notice to the disclosing Party and given the disclosing Party a reasonable opportunity to quash such order or to obtain a protective order or confidential treatment requiring that the Confidential Information and documents that are the subject of such order or required to be disclosed be held in confidence by such court or governmental or regulatory body or, if disclosed, be used only for the purposes for which the order was issued or such disclosure was required by law; and provided, further, that the Confidential Information disclosed in response to such court or governmental order or as required by law shall be limited to the information that is legally required to be disclosed in response to such court or governmental order or by such law;

10.2.2 made by or on behalf of the receiving Party to a patent authority as may be reasonably necessary or useful for purposes of obtaining or enforcing a Patent; provided, however, that reasonable measures shall be taken to assure confidential treatment of such information, to the extent such protection is available; or

10.2.3 made by or on behalf of the receiving Party to potential or actual investors or acquirers as may be necessary in connection with their evaluation of such potential or actual investment or acquisition; provided, however, that such persons shall be subject to obligations of confidentiality and non-use with respect to such Confidential Information substantially similar to the obligations of confidentiality and non-use of the receiving Party pursuant to this Article 10 (with a duration of confidentiality and non-use obligations as appropriate that is no less than [***] from the date of disclosure).

10.3 Additional Permitted Disclosures. Each Party and its Affiliates and its and their Sublicensees may disclose Confidential Information of the other Party as may be necessary or useful in connection with the Exploitation of the Licensed Compound, the Licensed Products (including in connection with any filing, application or request for Regulatory Approval by or on behalf of such Party or any of its Affiliates or its or their Sublicensees) or otherwise in connection with the performance of its obligations or exercise of such Party’s rights as contemplated by this Agreement, including to existing or potential Distributors, Sublicensees, collaboration partners or acquirers.

10.4 Use of Name. Except as expressly provided herein, neither Party shall mention or otherwise use the name, logo or Trademark of the other Party or any of its Affiliates or any of its or their Sublicensees (or any abbreviation or adaptation thereof) in any publication, press release, marketing and promotional material or other form of publicity without the prior written approval of such other Party. The restrictions imposed by this Section 10.4 shall not prohibit (i) Eikon from making any disclosure identifying Impact to the extent required in connection with its exercise of its rights or obligations under this Agreement and (ii) either Party from making any disclosure identifying the other Party that is required by Applicable Law or the rules of a stock exchange on which the securities of the disclosing Party are listed (or to which an application for listing has been submitted).

10.5 Public Announcements. The Parties have agreed to issue one (1) or more press releases in the form(s) to be agreed by the Parties in writing, the release of which the Parties shall coordinate in order to accomplish such release promptly after execution of this Agreement. Neither Party shall issue any other public announcement, press release or other public disclosure regarding this Agreement or its subject matter without the other Party’s prior written consent, except for any such disclosure that is, in the opinion of the disclosing Party’s counsel, required by Applicable Law or the rules of a stock exchange on which the securities of the disclosing Party are listed (or to which an application for listing has been submitted). In the event a Party is, in the opinion of its counsel, required by Applicable Law or the rules of a stock exchange on which its securities are listed (or to which an application for listing has been submitted) to make such a public disclosure, such Party shall submit the proposed disclosure in writing to the other Party as far in advance as reasonably practicable (and in no event less than [***] prior to the anticipated date of disclosure) so as to provide a reasonable opportunity to comment thereon. Notwithstanding the foregoing, Eikon and its Affiliates and its and their Sublicensees shall have the right to publicly disclose research, development and commercial information (including with respect to regulatory matters) regarding the Licensed Compound and Licensed Products; provided such disclosure (a) is subject to the provisions of Article 10 with respect to Impact’s Confidential Information, and (b) will be submitted in writing to Impact as far in advance as reasonably practicable (and in no event less than [***] prior to the anticipated date of disclosure) so as to provide Impact a reasonable opportunity to comment thereon. Neither Party shall be required to seek the permission of the other Party to repeat any information regarding the terms of this Agreement or any amendment hereto that has already been publicly disclosed by such Party or by the other Party, in accordance with this Section 10.5, provided that such information remains accurate as of such time and provided the frequency and form of such disclosure are reasonable.

10.6 Publications. The Parties recognize the desirability of publishing and publicly disclosing the results of and information regarding, activities under this Agreement. Accordingly, each Party shall share drafts of proposed publications or presentations regarding activities under this Agreement. The other Party shall provide comments within [***] after receipt of such proposed publication or publication, which the first Party shall consider in good faith. In additional, the other Party shall have the right to require a publication delay of up to [***] to enable patent filings. Impact shall not, and shall cause its Affiliates and its and their licensees not to publish or present any results or information regarding the Licensed Compound or Licensed Products without Eikon’s approval (such approval shall not be unreasonably withheld, conditioned or delayed).

10.7 Filing of this Agreement in the Impact Territory. If this Agreement is required to be filed or registered with any governmental authority in the Impact Territory in accordance with Applicable Law for the purpose of enabling the payments of upfront, milestones, royalties and any other payments between the Parties, or to exercise, enforce and enjoy all of the rights and obligations contained in this Agreement or any amendment thereto, Impact shall notify Eikon of such filing or registration requirement and the Parties shall cooperate in good faith to prepare and execute an abbreviated license agreement in form and substance reasonably acceptable to Eikon. Impact shall not submit any abbreviated license agreement with such governmental authority unless and until such abbreviated license agreement is executed by each Party. The Parties acknowledge and agree that the terms and conditions of this Agreement shall control in the event of any inconsistency in, or any dispute regarding, the interpretation, applicability or enforcement of any abbreviated license agreement executed by the Parties.

10.8 Return of Confidential Information. Upon the effective date of the termination of this Agreement for any reason, upon the written request of a Party, the non-requesting Party shall either, at the requesting Party’s election: (i) promptly destroy all copies of such Confidential Information in the possession or control of the non-requesting Party and confirm such destruction in writing to the requesting Party; or (ii) promptly deliver to the requesting Party, at the non-requesting Party’s sole cost and expense, all copies of such Confidential Information in the possession or control of the non-requesting Party. Notwithstanding the foregoing, the non-requesting Party shall be permitted to retain such Confidential Information (x) to the extent necessary or useful for purposes of performing any continuing obligations or exercising any ongoing rights hereunder and, in any event, a single copy of such Confidential Information for archival purposes and (y) any computer records or files containing such Confidential Information that have been created solely by such non-requesting Party’s automatic archiving and back-up procedures, to the extent created and retained in a manner consistent with such non-requesting Party’s standard archiving and back-up procedures, but not for any other uses or purposes. All Confidential Information shall continue to be subject to the terms of this Agreement for the period set forth in Section 10.1.

10.9 Privileged Communications. In furtherance of this Agreement, it is expected that the Parties will, from time to time, disclose to one another privileged communications with counsel, including opinions, memoranda, letters and other written, electronic and verbal communications. Such disclosures are made with the understanding that they shall remain confidential in accordance with this Article 10, that they will not be deemed to waive any applicable attorney-client or attorney work product or other privilege and that they are made in connection with the shared community of legal interests existing between Eikon and Impact, including the community of legal interests in avoiding infringement of any valid, enforceable patents of Third Parties and maintaining the validity of the Eikon Patents, Impact Patents and Joint Patents. In the event of any litigation (or potential litigation) with a Third Party related to this Agreement or the subject matter hereof, the Parties shall, upon either Party’s request, enter into a reasonable and customary joint defense agreement. In any event, each Party shall consult in a timely manner with the other Party before engaging in any conduct (e.g., producing information or documents) in connection with litigation or other proceedings that could conceivably implicate privileges maintained by the other Party. Notwithstanding anything contained in this Section 10.9, nothing in this Agreement shall prejudice a Party’s ability to take discovery of the other Party in disputes between them relating to this Agreement and no information otherwise admissible or discoverable by a Party shall become inadmissible or immune from discovery solely by this Section 10.9.

ARTICLE 11

REPRESENTATIONS AND WARRANTIES

11.1 Mutual Representations and Warranties. Impact and Eikon each represents and warrants to the other, as of the Effective Date, and covenants, that:

11.1.1 It is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority, corporate or otherwise, to execute, deliver and perform this Agreement;

11.1.2 The execution and delivery of this Agreement and the performance by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action and do not violate: (i) such Party’s charter documents, bylaws or other organizational documents; (ii) in any material respect, any agreement, instrument or contractual obligation to which such Party is bound; (iii) any requirement of any Applicable Law; or (iv) any order, writ, judgment, injunction, decree, determination or award of any court or governmental agency presently in effect applicable to such Party;

11.1.3 This Agreement is a legal, valid and binding obligation of such Party enforceable against it in accordance with its terms and conditions, subject to the effects of bankruptcy, insolvency or other laws of general application affecting the enforcement of creditor rights, judicial principles affecting the availability of specific performance and general principles of equity (whether enforceability is considered a proceeding at law or equity);

11.1.4 It is not under any obligation, contractual or otherwise, to any Person that conflicts with or is inconsistent in any material respect with the terms of this Agreement or that would impede the diligent and complete fulfillment of its obligations hereunder;

11.1.5 Neither Party nor any of its Affiliates has been debarred or is subject to debarment or a proceeding that could lead to debarment and neither it nor any of its Affiliates has employed or otherwise used in any capacity, or will employ or otherwise use in any capacity in connection with the activities to be performed under this Agreement, any Person suspended, proposed for debarment, or debarred under Section 306 of the FFDCA or any foreign equivalent thereof, including the disqualification provisions of the Drug Administration Law or PRC Regulation on the Administration of Human Genetic Resources in the Impact Territory and related regulations and rules, in performing any portion of its obligations hereunder. Impact further covenants that if, during the Term, it or any of its Affiliates becomes suspended, proposed for debarment, or debarred under Section 306 of the FFDCA or any foreign equivalent thereof, or if any employee or agent performing any of its obligations hereunder becomes suspended, proposed for debarment, or debarred under Section 306 of the FFDCA or any foreign equivalent thereof, Impact shall, upon becoming aware thereof, immediately notify Eikon and, without limiting any other rights or remedies available to Eikon, Eikon shall have the have the option, at its sole discretion, to prohibit such Person from performing work under this Agreement; and

11.1.6 With respect to any Licensed Compound or Licensed Product Manufactured and supplied by or on behalf of a Party, (i) all such Licensed Compound and Licensed Product shall be in conformity with the applicable specifications for such Licensed Compound and Licensed Product, (ii) such Licensed Compound and Licensed Product shall have been Manufactured in conformance with cGMP, all other Applicable Law, this Agreement and any supply agreement (including the related quality agreement), if applicable, (iii) such Licensed Compound and Licensed Product shall have been Manufactured in facilities that are in compliance with Applicable Law at the time of such Manufacture (including applicable inspection requirements of FDA and other Regulatory Authorities), (iv) such Licensed Compound and Licensed Product shall not be adulterated or misbranded under the FFDCA and similar provisions of the laws of any other country and (v) such Licensed Compound and Licensed Product may be introduced into interstate commerce pursuant to the FFDCA and similar provisions of the laws of the other Major Markets;

11.2 Additional Representations and Warranties of Impact. Impact further represents and warrants to Eikon, as of the Effective Date, and covenants, as follows:

11.2.1 Impact (i) is entitled to grant the licenses specified herein and (ii) has the right to use all Regulatory Documentation, Information and Patents, in each case in this clause (ii), owned by Impact existing as of the Effective Date, necessary for the Parties to Exploit the Licensed Compound and Licensed Products as contemplated under this Agreement and such Information and Patents are and shall be Impact Know-How or Impact Patents, respectively;

11.2.2 All Impact Patents existing as of the Effective Date (the “Existing Patents”) are listed on Schedule 11.2.2 and all Existing Patents existing as of the Effective Date are (i) to Impact’s Knowledge, subsisting and are not invalid or unenforceable, in whole or in part, (ii) solely and exclusively owned by Impact, free of any encumbrance, lien or claim of ownership by any Third Party, (iii) the pending applications included in Existing Patents are being diligently prosecuted in the respective patent offices in the Territory in accordance with Applicable Law and to Impact’s Knowledge, Impact and its Affiliates have presented or are presenting all relevant references, documents and information of which it and the inventors, to the extent such inventors are or were employees of Impact or any of its Affiliates, are aware to the relevant patent examiner at the relevant patent office; and (iv) filed and maintained properly and correctly and all applicable fees have been paid on or before the due date for payment;

11.2.3 True, complete and correct copies (as of the Effective Date) of (i) the file wrappers and other documents and materials relating to the prosecution, defense, maintenance, validity and enforceability of the Existing Patents and (ii) all licenses and other agreements regarding any intellectual property rights licensed by Impact to Eikon hereunder, including the Existing Patents, as amended to the date hereof (the “Material IP Agreements”), in each case ((i) and (ii)) have been provided to Eikon prior to the Effective Date. All of the Material IP Agreements are listed on Schedule 11.2.3. The licenses to Impact in the Material IP Agreements are in full force and effect and by their terms are sublicensable to Eikon as contemplated by this Agreement, (ii) neither Impact nor any of its Affiliates is in breach under any of the Material IP Agreements, nor, to Impact’s Knowledge, is any counterparty thereto, (iii) neither Impact nor any of its Affiliates has received any written notice of breach or default under any of the Material IP Agreements from the counterparty thereto and (iv) to Impact’s Knowledge, no facts or circumstances exist that would reasonably be expected to give rise to any such breach or default;

11.2.4 The Existing Patents represent all Patents that Impact or its Affiliates own or control relating to the Licensed Compound or the Licensed Products or the Exploitation thereof, as of the Effective Date. There is no Information owned or otherwise in the possession or Control of Impact or any of its Affiliates as of the Effective Date that relates to the Licensed Compound or the Licensed Products that is not within the Impact Know-How. All intellectual property rights relating to the Licensed Compounds or Licensed Products or the Exploitation thereof, licensed to Impact or its Affiliates pursuant to the Material IP Agreements are Controlled by Impact and the rights and obligations of the Parties hereunder are consistent with and are not limited in any material respect by the Material IP Agreements, including such that the rights granted to Eikon hereunder to intellectual property licensed pursuant to a Material IP Agreement are no more restricted than the analogous rights granted to Eikon hereunder with respect to intellectual property rights wholly owned by Impact or its Affiliates. No rights or licenses are required under the Existing Patents or Impact Know-How for Eikon to Exploit the Licensed Compound and the Licensed Products as contemplated herein other than those granted under Section 2.1;

11.2.5 Neither Impact nor any of its Affiliates has previously entered into any agreement, whether written or oral, with respect to or otherwise assigned, transferred, licensed, conveyed or otherwise encumbered its right, title or interest in or to the Existing Patents, Impact Know-How, Regulatory Documentation, the Licensed Compound or the Licensed Products (including by granting any covenant not to sue with respect thereto) or any Patent or other intellectual property or proprietary right or Information that would be Existing

Patents, Impact Know-How or Regulatory Documentation but for such assignment, transfer, license, conveyance or encumbrance and it will not enter into any such agreements, grant any such right, title or interest to any Person, in each case, that is inconsistent with or otherwise diminishes the rights and licenses granted to Eikon under this Agreement. Without limiting the foregoing, Impact will not (i) commit any acts or permit the occurrence of any omissions that would cause breach or termination of any Material IP Agreement or (ii) amend or otherwise modify or permit to be amended or modified, any Material IP Agreement;

11.2.6 No claim or litigation has been brought or asserted (and Impact has no Knowledge of any claim, whether or not brought or asserted) by any Person alleging that (i) the Existing Patents or the Impact Know-How are invalid or unenforceable or (ii) the conception, development, reduction to practice, disclosing, copying, making, assigning or licensing of the Existing Regulatory Documentation, the Existing Patents or the Impact Know-How existing as of the Effective Date or the Exploitation of the Licensed Compound or Licensed Products as contemplated herein as of the Effective Date, violates, infringes, constitutes misappropriation or otherwise conflicts or interferes with or would violate, infringe or otherwise conflict or interfere with, any intellectual property or proprietary right of any Person, provided that Impact makes no representation or warranty with respect to any active ingredient(s) other than the Licensed Compound in a Combination Product;

11.2.7 Impact has obtained from its Affiliates the licenses and other rights necessary for Impact to grant to Eikon the rights and licenses provided herein and for Eikon to perform its obligations hereunder;

11.2.8 There are no amounts that will be required to be paid to a Third Party as a result of the Exploitation of the Licensed Compound or Licensed Products that arise out of any agreement to which Impact or any of its Affiliates is a party. Without limitation of the foregoing, each of Impact and their Affiliates has timely paid all required inventor rewards and remuneration to its or their employees, contractors or other Persons in accordance with applicable written agreements with such employees, contractors or other Persons in connection with the Existing Patents, as well as any Impact Know-How existing as of the Effective Date, and each inventor for the inventions described in the Existing Patents has confirmed in writing receipt of such reward and remuneration (including the adequacy thereof);

11.2.9 To Impact’s Knowledge, no Person is infringing or has threatened in writing to infringe or is misappropriating has threated in writing to misappropriate the Existing Patents, the Impact Know-How or the Regulatory Documentation;

11.2.10 Each of the Existing Patents properly identifies each and every inventor of the claims thereof as determined in accordance with the laws of the jurisdiction in which such Existing Patent is pending;

11.2.11 To Impact’s Knowledge, no current officer, employee, agent or consultant of Impact or any of its Affiliates is in violation of any term of any assignment or other agreement regarding the protection of Patents or other intellectual property or proprietary information of Impact or such Affiliate or of any employment contract or any other contractual obligation relating to the relationship of any such Person with Impact;

11.2.12 Impact or one of its Affiliates has obtained the right (including under any Patents and other intellectual property rights) to use all Information and all other materials (including any formulations and manufacturing processes and procedures) developed or delivered by any Third Party under any agreements between Impact or its applicable Affiliate and any such Third Party with respect to the Licensed Compounds and Licensed Products, and Impact has the rights under each such agreement to transfer such rights, Information or other materials to Eikon and its designees and to grant Eikon the right to use such rights, Information or other materials in the Exploitation of the Licensed Compounds and Licensed Products as contemplated hereunder without restriction;

11.2.13 The inventions claimed by the Existing Patents and any other intellectual property with respect to any Licensed Compound or Licensed Product were not conceived, reduced to practice, discovered, developed or otherwise made in connection with any research activities funded, in whole or in part, by any grants, funds, and other money received from any governmental authority, and no governmental authority or academic institution has any right to, ownership of (including any “step-in” or “march-in” rights with respect to), or right to royalties for, or to impose any restriction on the assignment, transfer, grant of licenses or other disposal of the Existing Patents or Impact Know-How (including any Existing Regulatory Documentation), or to impose any requirement or restriction on the Exploitation of any Licensed Compound or Licensed Product as contemplated herein;

11.2.14 The collection, use, transfer, storage and processing of clinical data under this Agreement by Impact, its Affiliates and its and their subcontractors, and all transfers and sharing of such data and other Information (including Impact Know-How and Regulatory Documentation) contemplated hereunder, including any clinical data with respect to any Licensed Compound or Licensed Product (a) among Impact, its Affiliates or Third Party subcontractors pursuant to this Agreement, or (b) by Impact to Eikon or its designee, for use, storage and processing by Eikon or its designee as of the Effective Date and during the Term, including in connection with filings with applicable Regulatory Authorities as contemplated herein (i) have been and will be valid and in compliance with all Applicable Law, (ii) have received and will receive all requisite governmental authority approvals, including applicable HGR Approval(s) (which shall be sufficiently broad to cover all such transfer and sharing of data, Information and Regulatory Documentation contemplated hereunder) with an official confirmation certificate from the OHGRA that allows such transfer and sharing, and (iii) have not been and will not be subject to any revocation, suspension or restriction, or the imposition of any fine, penalty, sanction, or other liability for violation of any Applicable Law.

11.2.15 Impact has made (and will make) available to Eikon all Regulatory Documentation, Impact Know-How and other Information in its possession or Control related to the Licensed Compound or the Licensed Products and all such Impact Know-How and other Information are true, complete and, to Impact’s Knowledge, correct;

11.2.16 Impact and its Affiliates have kept the material Impact Know-How confidential or have disclosed such material Impact Know-How to Third Parties only under terms of confidentiality. To the Knowledge of Impact and its Affiliates, no breach of such confidentiality has been committed by any Third Party;

11.2.17 Impact and its Affiliates have generated, prepared, maintained and retained all Regulatory Documentation that is required to be maintained or retained pursuant to and in accordance with good laboratory and clinical practice and Applicable Law and all such information is true, complete and, to Impact’s Knowledge, correct and what it purports to be;

11.2.18 Impact and its Affiliates and have conducted, and their respective contractors and consultants have complied, with (i) all customs laws and regulations applicable to its activities with respect to Licensed Compounds and Licensed Products and (ii) all Anti-Corruption Laws. Without limitation of the foregoing, in connection with any import of Licensed Compounds or Licensed Products, to Impact’s Knowledge, Impact has (a) to the extent applicable, if any, accurately reported the country of origin and all other information required to be reported on customs entry documents and any accompanying documentation, (b) submitted complete, true and correct information in response to any requests for information received from governmental authorities and (b) complied with all applicable country of origin marking requirements;

11.2.19 Impact and its Affiliates have conducted, and their respective contractors and consultants have conducted, all Development of the Licensed Compound and the Licensed Products in accordance with good laboratory and clinical practice (to the extent applicable) and Applicable Law. Impact and its Affiliates have employed Persons with appropriate education, knowledge and experience to conduct and to oversee the conduct of the pre-clinical and clinical studies with respect to the Licensed Compounds and Licensed Products;

11.2.20 As of the Effective Date, there have been no clinical studies conducted by or on behalf of Impact or any of its Affiliates involving any of the Licensed Compounds or Licensed Products. Impact and its Affiliates will keep all personal data, including those to be collected during the Clinical Studies, secure and ensure that any transfer or destruction of personal data is in accordance with Applicable Law and is conducted in an appropriate and secure manner; and

11.2.21 Impact will make available to Eikon templates of all informed consent forms used by or on behalf of Impact or any of its Affiliates in connection with any Clinical Studies involving the Licensed Compounds or Licensed Products (and reasonably cooperate with Eikon as necessary for Eikon to confirm that any signed informed consent forms conform to any applicable templates). In the event that Eikon determines that there is personal data from any completed Clinical Studies that cannot be transferred to Eikon hereunder due to the lack of appropriate patient consent or violation of Applicable Law, the Parties will cooperate to overcome the issue, including if possible seeking a revised consent or otherwise finding a way to afford Eikon and its Affiliates the same benefits that Impact and its Affiliates had with respect to of such personal data, at Impact’s sole cost and expense. Impact and its Affiliates will continue to keep all personal data secure and ensure that any transfer or destruction of personal data is conducted in an appropriate and secure manner;

11.2.22 Impact has made available to Eikon all Regulatory Documentation owned by, or in the possession of or under the control of, Impact or any of its Affiliates with respect to the Licensed Compounds and Licensed Products, Impact Know-How and other Information and all such Regulatory Documentation, Impact Know-How and other Information are true, complete and, to Impact’s Knowledge, correct;

11.2.23 Without limitation of Section 11.2.12, none of the Existing Patents, Impact Know-How or Regulatory Documentation existing as of the Effective Date is subject to any restriction or obligation pursuant to any of (i) Article 21 of the PRC Science and Technology Progress Law (中华人民共和国科学技术进步法) (ii) the Provisions on Management of National Science & Technology Prominent Project (Civil) (国家科技重大专项( 民口)管理暂行规定), and (iii) the United States Patent and Trademark Law Amendments Act, 35 U.S.C. § 200 et seq., each of (i)-(iii) as may be amended or succeeded from time to time, and the regulations promulgated thereunder, or any similar Applicable Law of any other jurisdiction;

11.2.24 Each of Impact and its Affiliates has complied with any and all obligations applicable to the Program as a result of the use of funding, facilities, personnel or other resources of any college, university or other educational or research institution or agency, or other organization; and

11.2.25 To Impact’s Knowledge, the representations and warranties of Impact in this Agreement and the information, documents and materials furnished to Eikon in connection with its period of diligence prior to the Effective Date, do not, taken as a whole, (i) contain any untrue statement of a material fact or (ii) omit to state any material fact necessary to make the statements or facts contained therein, in light of the circumstances under which they were made, not misleading.

11.3 DISCLAIMER OF WARRANTIES. EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH HEREIN, NEITHER PARTY MAKES ANY REPRESENTATIONS OR GRANTS ANY WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE AND EACH PARTY SPECIFICALLY DISCLAIMS ANY OTHER REPRESENTATIONS AND WARRANTIES, WHETHER WRITTEN OR ORAL OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR ANY WARRANTY AS TO THE VALIDITY OF ANY PATENTS OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

11.4 Anti-Bribery and Anti-Corruption Compliance. Each Party represents, warrants, and covenants to the other Party in connection with this Agreement that:

11.4.1 it shall, and shall cause its Affiliates and its and their Sublicensees and subcontractors to, conduct their activities and exercise their rights under this Agreement in a manner that complies with Applicable Law, including the PRC Criminal Law and the PRC Anti-unfair Competition Law, the U.S. Foreign Corrupt Practices Act, the UK Bribery Act 2010, each, as may be amended from time to time, and any other applicable anti-corruption laws and laws for the prevention of fraud, racketeering, money laundering or terrorism (collectively, “Anti-Corruption Laws”), and good business ethics;

11.4.2 it shall not, and shall cause its Affiliates and its and their Sublicensees and subcontractors not to, directly or indirectly, in connection with its activities under this Agreement pay, offer or promise to pay, or authorize the payment of any money, or give, offer or promise to give, or authorize the giving of anything of value (collectively, a “Official Payment”) to any official or employee of any government, or any department, agency, or instrumentality thereof; political party or political party official; official or employee of any international public organizations; candidates for public office; representatives of other businesses; health care professionals or persons acting on behalf of any of the foregoing (collectively, “Officials”) if such Payment would constitute a violation of any Anti-Corruption Law. In addition, regardless of legality, neither Party shall, and each Party shall cause its Affiliates and its and their Sublicensees and subcontractors not to, make any Payment, directly or indirectly, in connection with its activities under this Agreement, to any Official if such Official Payment is for the purpose of (i) improperly influencing or rewarding any act or decision of such Official, (ii) inducing such Official to do or omit to do any act in violation of his or her lawful duty, (iii) improperly inducing such Official to use its or his influence with a government or instrumentality thereof to affect or influence any act or decision of such government or instrumentality, or (iv) securing any improper advantage for either Party. Each Party acknowledges and agrees that none of it, or any of its Affiliates or its or their respective officers, directors, employees, agents or representatives (collectively, “Representatives”) is authorized to waive compliance with the provisions of this Section and that such Party will be solely responsible for its compliance with the provisions of this Section and the Anti-Corruption Laws irrespective of any act or omission of the other Party or any of its Affiliates or Sublicensees or its or their respective Representatives.

11.4.3 Each Party shall promptly notify the other Party upon becoming aware of and shall keep the other Party reasonably apprised of, (i) any allegation or violation of, or any notice, subpoena, demand, or other communication (oral or written) from any governmental authority regarding such Party’s actual, alleged, or possible failure to comply with, any Anti-Corruption Laws or any other Applicable Law by such Party or any of its Affiliates or those acting on such Party’s behalf, (ii) any confirmed or corroborated violation of Anti-Corruption Laws or any other Applicable Law that are the result of an internal inquiry, in each case ((i) and (ii)), in connection with the matters that are the subject of this Agreement and the performance by such Party of its obligations hereunder; and (iii) the occurrence of any fact or event that would render any representation, warranty, covenant, or undertaking in Section 11.4.2 or Section 11.4.3 incorrect or misleading. Following such notification, such Party shall keep the other Party reasonably apprised of the matters described in this Section 11.4.3 throughout the duration of such matters.

11.4.4 If there is any actual, alleged, or potential breach by any Party or any of its Affiliates or those acting on such Party’s behalf of any part of Section 11.4, then (i) if such breach is caused by any employee, consultant, subcontractor or any representative of such Party or its Affiliates, then such Party shall, and shall cause such Affiliate to, implement the relevant corporate compliance program with respect to such violation, (ii) if such breach is caused by a systemic problem, then such Party shall implement a remedial plan with respect thereto, and (iii) if following either or both of the foregoing (i) or (ii), such Party does not cure the applicable breach, then the other Party may terminate this Agreement in its entirety immediately on [***] written notice to such breaching Party. In the event of such determination under this Section 11.4.4, such breaching Party shall have the right to request a discussion with the other Party to present evidence that such violation is isolated, immaterial and that suitable safeguards have been implemented to prevent any further or future violation, in which case the other Party would reasonably consider such evidence and reasonably consider deferring exercise of its termination right pursuant to this Section 11.4.4

ARTICLE 12

INDEMNITY

12.1 Indemnification of Impact. Eikon shall indemnify Impact, its Affiliates and its and their respective directors, officers, employees and agents from and against any and all losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) in connection with any and all suits, investigations, claims or demands of Third Parties (collectively, “Third Party Claims”) arising from or occurring as a result of (i) the breach by Eikon of this Agreement, including the enforcement of Impact’s rights under this Section 12.1; (ii) the gross negligence or willful misconduct on the part of Eikon or its Affiliates or its or their respective directors, officers, employees or agents in performing its or their obligations under this Agreement; (iii) the Exploitation by or on behalf of Eikon or any of its Affiliates of any Licensed Product or the Licensed Compound in or for the Territory; or (iv) the election by Eikon not to take a license under Section 9.6 in or for the Eikon Territory, except, in each case ((i), (ii), (iii) and (iv)), for those Losses for which Impact has an obligation to indemnify Eikon pursuant to Section 12.2 hereof, as to which Losses each Party shall indemnify the other to the extent of their respective liability; provided, however that Eikon’s indemnification obligation hereunder with respect to any Loss arising from or occurring as a result of the acts or omissions of a permitted Third Party subcontractor hereunder shall be limited to the indemnification, if any, with respect to such Loss that Eikon is entitled to under its agreement with such Third Party subcontractor.

12.2 Indemnification of Eikon. Impact shall indemnify Eikon, its Affiliates, its or their Sublicensees and Distributors and its and their respective directors, officers, employees and agents from and against any and all Losses in connection with any and all Third Party Claims arising from or occurring as a result of (i) the breach by Impact of this Agreement, including the enforcement of Eikon’s rights under this Section 12.2; (ii) the gross negligence or willful misconduct on the part of Impact or its Affiliates or its or their respective directors, officers, employees or agents in performing its obligations under this Agreement; (iii) the Exploitation of the Licensed Compound or Licensed Products by or on behalf of Impact or its Affiliates or licensees (a) anywhere in the world prior to the Effective Date or after the Term or (b) in or for the Impact Territory pursuant to Section 2.2; or (iv) the refusal by Impact to grant consent under Section 9.6.1, except (x) in the case of Sections 12.2 (i), (ii) and (iv) for those Losses for which Eikon has an obligation to indemnify Impact pursuant to Sections 12.1 (i) or (ii) and (y) in the case of Section 12.2(iii), for those Losses for which Eikon has an obligation to indemnify Impact pursuant to Section 12.1 hereof, in each case ((x) and (y)), as to which Losses each Party shall indemnify the other to the extent of their respective liability for the Losses.

12.3 Indemnification Procedures.

12.3.1 Notice of Claim. All indemnification claims in respect of a Party, its Affiliates or, in the case of Eikon, its or their Sublicensees or its or their respective directors, officers, employees and agents shall be made solely by such Party to this Agreement (the “Indemnified Party”). The Indemnified Party shall give the indemnifying Party prompt written notice (an “Indemnification Claim Notice”) of any Losses or discovery of fact upon which such indemnified Party intends to base a request for indemnification under this Article 12, but in no event shall the indemnifying Party be liable for any Losses that result from any delay in providing such notice. Each Indemnification Claim Notice must contain a description of the claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss is known at such time). The Indemnified Party shall furnish promptly to the indemnifying Party copies of all papers and official documents received in respect of any Losses and Third Party Claims.

12.3.2 Control of Defense. At its option, the indemnifying Party may assume the defense of any Third Party Claim by giving written notice to the Indemnified Party within [***] after the indemnifying Party’s receipt of an Indemnification Claim Notice. The assumption of the defense of a Third Party Claim by the indemnifying Party shall not be construed as an acknowledgment that the indemnifying Party is liable to indemnify the Indemnified Party in respect of the Third Party Claim, nor shall it constitute a waiver by the indemnifying Party of any defenses it may assert against the Indemnified Party’s claim for indemnification. Upon assuming the defense of a Third Party Claim, the indemnifying Party may appoint as lead counsel in the defense of the Third Party Claim any legal counsel selected by the indemnifying Party; provided that it obtains the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed). In the event the indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall immediately deliver to the indemnifying Party all original notices and documents (including court papers) received by the Indemnified Party in connection with the Third Party Claim. Should the indemnifying Party assume the defense of a Third Party Claim, except as provided in Section 12.3.3, the indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by such Indemnified Party in connection with the analysis, defense or settlement of the Third Party Claim unless specifically requested in writing by the indemnifying Party. In the event that it is ultimately determined that the indemnifying Party is not obligated to indemnify, defend or hold harmless the Indemnified Party from and against the Third Party Claim, the Indemnified Party shall reimburse the indemnifying Party for any and all costs and expenses (including attorneys’ fees and costs of suit) and any Losses incurred by the indemnifying Party in its defense of the Third Party Claim.

12.3.3 Right to Participate in Defense. Any Indemnified Party shall be entitled to participate in, but not control, the defense of such Third Party Claim and to employ counsel of its choice for such purpose; provided, however, that such employment shall be at the Indemnified Party’s sole cost and expense unless (i) the employment thereof has been specifically authorized in writing by the indemnifying Party in writing, (ii) the indemnifying Party has failed to assume the defense and employ counsel in accordance with Section 12.3.2 (in which case the Indemnified Party shall control the defense) or (iii) the interests of the indemnitee and the indemnifying Party with respect to such Third Party Claim are sufficiently adverse to prohibit the representation by the same counsel of both Parties under Applicable Law, ethical rules or equitable principles.

12.3.4 Settlement. With respect to any Losses relating solely to the payment of money damages in connection with a Third Party Claim and that shall not result in the applicable indemnitee’s becoming subject to injunctive or other relief or otherwise adversely affecting the business of the Indemnified Party in any manner and as to which the indemnifying Party shall have acknowledged in writing the obligation to indemnify the applicable indemnitee hereunder, the indemnifying Party shall have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss, on such terms as the indemnifying Party, in its sole discretion, shall deem appropriate. With respect to all other Losses in connection with Third Party Claims, where the indemnifying Party has assumed the defense of the Third Party Claim in accordance with Section 12.3.2, the indemnifying Party shall have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss; provided it obtains the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed). If the indemnifying Party does not assume and conduct the defense of a Third Party Claim as provided above, the Indemnified Party may defend against such Third Party Claim; provided that the Indemnified Party shall not settle any Third Party Claim without the prior written consent of the indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

12.3.5 Cooperation. Regardless of whether the indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnified Party shall and shall cause each indemnitee to, cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include access during normal business hours afforded to the indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Third Party Claim and making Indemnified Parties and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and the indemnifying Party shall reimburse the Indemnified Party for all its reasonable and verifiable out-of-pocket expenses in connection therewith.

12.3.6 Expenses. Except as provided above, the costs and expenses, including fees and disbursements of counsel, incurred by the Indemnified Party in connection with any claim shall be reimbursed on a Calendar Quarter basis by the indemnifying Party, without prejudice to the indemnifying Party’s right to contest the Indemnified Party’s right to indemnification and subject to refund in the event the indemnifying Party is ultimately held not to be obligated to indemnify the Indemnified Party.

12.4 Indirect and Other Losses. EXCEPT (I) IN THE EVENT OF THE INTENTIONAL MISCONDUCT OR FRAUD OF A PARTY OR A PARTY’S BREACH OF ITS OBLIGATIONS UNDER ARTICLE 10 OR IMPACT’S BREACH OF ITS OBLIGATIONS UNDER SECTION 11.2.14 AND (II) TO THE EXTENT ANY SUCH DAMAGES ARE REQUIRED TO BE PAID TO A THIRD PARTY AS PART OF A CLAIM FOR WHICH A PARTY PROVIDES INDEMNIFICATION UNDER THIS ARTICLE 12, NEITHER PARTY NOR ANY OF ITS AFFILIATES OR (SUB)LICENSEES SHALL BE LIABLE IN CONTRACT, TORT, NEGLIGENCE, BREACH OF STATUTORY DUTY OR OTHERWISE FOR ANY INDIRECT OR CONSEQUENTIAL LOSSES OR FOR LOSS OF

PROFITS, LOSS OF OPPORTUNITY OR LOSS OF GOODWILL SUFFERED BY THE OTHER PARTY; PROVIDED THAT NEITHER PARTY NOR ANY OF ITS AFFILIATES OR (SUB)LICENSEES SHALL BE LIABLE IN CONTRACT, TORT NEGLIGENCE, BREACH OF STATUTORY DUTY OR OTHERWISE FOR ANY LOST OF PROFITS, LOSS OF OPPORTUNITY OR LOSS OF GOODWILL SUFFERED BY THE OTHER PARTY AS A RESULT OF (1) IMPACT’S BREACH OF SECTION 11.2.14 OR (2) SUCH OTHER PARTY’S TERMINATION OF THIS AGREEMENT FOR SUCH PARTY’S BREACH OF ARTICLE 10. NOTWITHSTANDING THE FOREGOING, NO TERM OR CONDITION OF THIS SECTION 12.4 IS INTENDED OR SHALL BE CONSTRUED TO LIMIT EITHER PARTY’S RIGHTS UNDER SECTION 14.10.

ARTICLE 13

TERM AND TERMINATION

13.1 Term and Expiration. This Agreement shall commence on the Effective Date and, unless earlier terminated in accordance herewith, shall continue in force and effect until the date of expiration of the last Royalty Term for the last Licensed Product that Eikon is actively pursuing in its efforts to engage in research, Development and, if practical, Commercialization of the Licensed Compounds and any Licensed Product (such period, the “Term”). Following the expiration of the Royalty Term for a Licensed Product in a country, the grants in Section 2.1 shall become non-exclusive, fully-paid, royalty-free, perpetual and irrevocable for such Licensed Product in such country. For clarity, upon the expiration of the Term, the grants in Section 2.1 shall become non-exclusive, fully-paid, royalty-free, perpetual and irrevocable in their entirety.

13.2 Termination.

13.2.1 Material Breach. In the event that either Party (the “Breaching Party”) materially breaches any of its material obligations under this Agreement, in addition to any other right and remedy the other Party (the “Non-Breaching Party”) may have, the Non-Breaching Party may terminate this Agreement by providing [***] (the “Notice Period”) prior written notice (the “Termination Notice”) to the Breaching Party and specifying the breach and its claim of right to terminate; provided that (a) the termination shall not become effective at the end of the Notice Period if the Breaching Party cures the breach specified in the Termination Notice during the Notice Period (or, if such breach cannot be cured within the Notice Period, if the Breaching Party commences actions to cure such breach within the Notice Period and thereafter diligently continues such actions), (b) with respect to any alleged breach by Eikon of its diligence obligations set forth in Section 4.1.2, Impact shall first provide written notice thereof to Eikon and the Parties shall meet within [***] after delivery of such notice to Eikon to discuss in good faith such alleged breach and Eikon’s Development or Commercialization plans, as applicable, with respect to the applicable Licensed Product, which discussions shall be concluded before Impact may issue any Termination Notice with respect to such alleged breach (for clarity, the Notice Period shall not commence prior to the conclusion of such good faith discussions and the subsequent issuance of a Termination Notice by Impact) and (c) if either Party initiates a dispute resolution procedure under Section 14.5 as permitted under this Agreement within [***] following the end of the Notice Period to resolve the dispute for which termination is being sought and is diligently pursuing such procedure, the cure period set forth in this Section 13.2.1 shall be tolled and the termination shall become effective only if such breach remains uncured for the longer of (i) [***] and (ii) the portion of the [***] cure period remaining as of the date such cure period was tolled pursuant to clause (c) (or, if the breach cannot be cured within such period, if the Breaching Party commences actions to cure such breach within such period and thereafter diligently continues such actions to cure such breach within the time period agreed by the Parties). It is understood that termination pursuant to this Section 13.2.1 shall be a remedy of last resort and may be invoked only in the case where the breach cannot be reasonably remedied by the payment of money damages.

13.2.2 Termination by Eikon. Eikon may terminate this Agreement (a) in its entirety immediately upon written notice to Impact that Eikon receives a clinical hold from the applicable Regulatory Authority with respect to the Development of the Licensed Products due to safety concerns or a withdrawal notice from the applicable Regulatory Authority with respect to the Commercialization of the Licensed Product due to safety concerns, in each case that has no reasonable likelihood of resolution, or (b) in its entirety, for any or no reason, upon [***] prior written notice to Impact. In the event of termination pursuant to the foregoing clause (a), it shall not be a violation of the confidentiality provisions of Article 10 for Eikon to disclose Information related to Eikon’s safety concern to Regulatory Authorities if Eikon deems such disclosure reasonably required under Applicable Law or ethically required.

13.2.3 Termination for Insolvency. In the event that either Party (a) files for protection under bankruptcy or insolvency laws, (b) makes an assignment for the benefit of creditors, (c) appoints or suffers appointment of a receiver or trustee over substantially all of its property that is not discharged within [***] after such filing, (d) proposes a written agreement of composition or extension of its debts, (e) proposes or is a party to any dissolution or liquidation, (f) files a petition under any bankruptcy or insolvency act or has any such petition filed against that is not discharged within [***] of the filing thereof or (g) admits in writing its inability generally to meet its obligations as they fall due in the general course, then the other Party may terminate this Agreement in its entirety effective immediately upon written notice to such Party.

13.3 Rights in Bankruptcy.

13.3.1 The Parties intend to take advantage of the protections of Section 365(n) of the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction to the maximum extent permitted by Applicable Law. All rights and licenses granted under or pursuant to this Agreement, but only to the extent they constitute licenses of a right to “intellectual property” as defined in Section 101 of the U.S. Bankruptcy Code or in any analogous provision in any other country or jurisdiction (as the case may be) shall be deemed to be “intellectual property” for the purposes of Section 365(n) or any analogous provisions in any other country or jurisdiction (as the case may be). The Parties shall retain and may fully exercise all of their rights and elections under the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction, including the right to obtain the intellectual property from another entity.

13.3.2 In the event of the commencement of a bankruptcy proceeding by or against either Party under the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction, the Party that is not subject to such proceeding shall be entitled to a complete duplicate of (or complete access to, as appropriate) all such intellectual property (including all embodiments of such intellectual property), which, if not already in the non-subject Party’s possession, shall be promptly delivered to it upon the non-subject Party’s written request(i) after commencement of a bankruptcy proceeding, unless the Party subject to such proceeding elects to continue to perform all of its obligations under this Agreement or (ii) if not delivered under clause (i) above because the subject Party continues to perform, upon the rejection of this Agreement by or on behalf of the subject Party.

13.3.3 Unless and until the subject Party rejects this Agreement, the subject Party shall perform this Agreement or provide the intellectual property (including all embodiments of such intellectual property) to the non-subject Party, and shall not interfere with the rights of the non-subject Party to such intellectual property, including the right to obtain the intellectual property from another entity.

13.3.4 The Parties acknowledge and agree that payments made under Section 8.2 shall not (i) constitute royalties within the meaning of Section 365(n) of the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction or (ii) relate to licenses of intellectual property hereunder.

13.4 Consequences of Termination.

13.4.1 Termination in its Entirety. In the event of a termination of this Agreement in its entirety for any reason:

(i) all rights and licenses granted by either Party hereunder shall immediately terminate;

(ii) except in connection with a termination by Eikon pursuant to Section 13.2.1 or pursuant to Section 13.2.3, Eikon hereby grants to Impact, subject to agreement among the Parties to the terms of such license within [***] of the effective date of termination, effective upon the date of termination, an exclusive, royalty-bearing worldwide license (with the right to grant sublicenses through multiple tiers) and right of reference from Eikon to Impact under the Eikon Grantback Patent Rights, Eikon Grantback Know-How, Product Trademarks, and Regulatory Documentation then Controlled by Eikon that, in each case, are necessary for Impact to Develop or Commercialize Licensed Compounds or Licensed Products that are the subject of Development or Commercialization hereunder as of the effective date of termination; provided that, Eikon does not grant to Impact any license or right of reference with respect to any active ingredients other than Licensed Compound(s), except the right to conduct Clinical Studies using such active ingredient(s), including pursuant to Section 13.4.1(iii), the right to obtain Regulatory Approval for a label covering a Combination Product that is comprised of or contains such active ingredient(s) for use in a combination regimen or combination therapy (i.e., not as a fixed dose combination), and to promote and commercialize the Licensed Product for such combined use in the Territory; and

(iii) except in connection with a termination by Eikon pursuant to Section 13.2.1, or Section 13.2.3, and unless expressly prohibited by any Regulatory Authority, at Impact’s written request, Eikon shall transfer control to Impact of all Clinical Studies involving Licensed Products being conducted by Eikon as of the effective date of termination, at Impact’s cost, and continue to conduct such Clinical Studies, subject to Section 4.1.10, at Impact’s cost, for up to [***] to enable such transfer to be completed without interruption of any such clinical study; provided that Impact has the resources to adequately conduct such clinical studies and to fully indemnify Eikon and its Affiliates and its and their Sublicensees for any Losses incurred in connection therewith upon such transfer; provided, further, in the event this Agreement is terminated by Eikon under Section 13.2.2(a) with respect to a particular Licensed Product, that Eikon shall not transfer control to Impact of any Clinical Studies involving such Licensed Product being conducted by Eikon as of the effective date of termination if Eikon has a legitimate concern with respect to the safety of subjects in such Clinical Study.

13.5 Remedies. Except as otherwise expressly provided herein, termination of this Agreement (either in its entirety or with respect to one (1) or more country(ies)) in accordance with the provisions hereof shall not limit remedies that may otherwise be available in law or equity.

13.6 Accrued Rights; Surviving Obligations.

13.6.1 Termination or expiration of this Agreement (either in its entirety or with respect to one (1) or more country(ies)) for any reason shall be without prejudice to any rights that shall have accrued to the benefit of a Party prior to such termination or expiration; provided that in no event shall Impact accrue any rights to, and Eikon shall have no obligation to make, any Development or regulatory milestone payment under Section 8.2 based on any milestone event with respect to a Licensed Product in a country that occurs on or after the date of delivery by either Party of any termination notice with respect to such Licensed Product in such country pursuant to Section 13.2. Such termination or expiration shall not relieve a Party from obligations that are expressly indicated to survive the termination or expiration of this Agreement. Without limiting the foregoing, Sections 3.1.4 and 4.1.4 (solely with respect to record maintenance obligations for the period set forth therein), Section 8.3 (solely with respect to amounts payable pursuant to Section 13.6.2), Sections 8.5 through 8.13 (solely with respect to amounts payable pursuant to this Section 13.6.1 or Section 13.6.2), Section 9.1 (with respect to inventions arising during the Term), Sections 10.1 through 10.3 (for the period set forth in Section 10.1), Section 10.4, Section 10.8, Section 10.9, Section 113, Section 11.4, Article 12, Sections 13.3 through 13.5, and this Section 13.6 and Article 14 of this Agreement shall survive the termination or expiration of this Agreement for any reason.

13.6.2 Notwithstanding the termination of Eikon’s licenses and other rights under this Agreement or with respect to a particular country(ies), as the case may be, Eikon shall have the right for [***] after the effective date of such termination with respect to each country(ies) with respect to which such termination applies to sell or otherwise dispose of all Licensed Product then in its inventory and any in-progress inventory, in each case that is intended for sale or disposition in such country(ies), as though this Agreement had not terminated with respect to such country(ies) and such sale or disposition shall not constitute infringement of Impact’s or its Affiliates’ Patent or other intellectual property or other proprietary rights. For the avoidance of doubt, Eikon shall continue to make payments thereon as provided in Section 8.3 (as if this Agreement had not terminated with respect to such country).

ARTICLE 14

MISCELLANEOUS

14.1 Force Majeure. Neither Party shall be held liable or responsible to the other Party or be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from events beyond the reasonable control of the non-performing Party, including fires, floods, earthquakes, hurricanes, embargoes, shortages, epidemics, quarantines, war, acts of war (whether war be declared or not), terrorist acts, insurrections, riots, civil commotion, strikes, lockouts or other labor disturbances (whether involving the workforce of the non-performing Party or of any other Person), acts of God or acts, omissions or delays in acting by any governmental authority (except to the extent such delay results from the breach by the nonperforming Party or any of its Affiliates of any term or condition of this Agreement). The nonperforming Party shall notify the other Party of such force majeure within [***] after such occurrence by giving written notice to the other Party stating the nature of the event, its anticipated duration and any action being taken to avoid or minimize its effect. The suspension of performance shall be of no greater scope and no longer duration than is necessary and the non-performing Party shall use commercially reasonable efforts to remedy its inability to perform.

14.2 Export Control. Each Party acknowledges that materials and technical data provided hereunder may be subject to Export Controls and Economic Sanctions Laws that restrict sales or transfers to certain countries and Persons. Each Party agrees that it will comply with all Export Controls and Economic Sanctions Laws and all customs laws and regulations, and will not export, re-export, or otherwise transfer commodities or technical data of the other Party in any form without appropriate United States and foreign government licenses (if applicable). Without limiting the foregoing, each Party agrees that it will not export, re-export or otherwise transfer materials or technical data provided by the other Party or any of its Affiliates hereunder to any restricted person or to any country, government, person, entity, organization or end-user subject to any sanctions, restrictions, or designations under applicable Export Controls and Economic Sanctions Laws without any required government licensing.

14.3 Assignment.

14.3.1 Impact will have the right (i) to perform any or all of its obligations and exercise any or all of its rights under this Agreement through any of its Affiliates or sublicensees or Distributors, and (ii) assign any or all of its rights and delegate any or all of its obligations hereunder to any of its Affiliates or its or their sublicensees or to any successor in interest (whether by merger, acquisition, asset purchase or otherwise) to all or substantially all of its business as a whole or to which this Agreement pertains, subject to such Affiliate, sublicensee or successor in interest providing to Eikon a direct undertaking in writing to be bound by the terms of this Agreement to the extent related to such delegated obligations; provided that Impact will provide written notice to Eikon within [***] after such assignment or delegation; provided, further, that, in the event Impact assigns its rights or delegate its obligations hereunder to any of its Affiliates or its or their sublicensees or to any successor in interest (whether by merger, acquisition, asset purchase or otherwise) to all or substantially all of the business to which this Agreement relates (and not to all or substantially all of Impact’s business as a whole), Eikon shall have the right to take over the relevant clinical trial in the Impact Territory under such

Global Clinical Study with [***] written notice to Impact, and Impact shall bear the reasonable expenses incurred by Eikon in connection with the enrollment of human subjects in such Global Clinical Study in the Impact Territory, up to [***] of the total human subjects enrolled in such Global Clinical Study (or such greater amount as is actually required by National Medical Products Administration) and reasonable expenses incurred in connection with conducting such Global Clinical Study in the Impact Territory for such subjects.

14.3.2 Eikon will have the right (i) to perform any or all of its obligations and exercise any or all of its rights under this Agreement through any of its Affiliates or sublicensees or Distributors, and (ii) assign any or all of its rights and delegate any or all of its obligations hereunder to any of its Affiliates or its or their sublicensees or to any successor in interest (whether by merger, acquisition, asset purchase or otherwise) to all or substantially all of the business to which this Agreement relates, subject to such Affiliate, sublicensee or successor in interest providing to Impact a direct undertaking in writing to be bound by the terms of this Agreement to the extent related to such delegated obligations; provided that Eikon will provide written notice to Impact within [***] after such assignment or delegation.

14.3.3 Any permitted successor of a Party or any permitted assignee of all of a Party’s rights under this Agreement that has also assumed all of such Party’s obligations hereunder in writing will, upon any such succession or assignment and assumption, be deemed to be a party to this Agreement as though named herein in substitution for the assigning Party, whereupon the assigning Party will cease to be a party to this Agreement and will cease to have any rights or obligations under this Agreement. All validly assigned rights of a Party will inure to the benefit of and be enforceable by, and all validly delegated obligations of such Party will be binding on and be enforceable against, the permitted successors and assigns of such Party.

14.3.4 Any attempted assignment or delegation in violation of this Section 14.3 will be void and of no effect.

14.3.5 Each Party acknowledges and agrees that, notwithstanding any provision of this Agreement to the contrary, if the other Party undergoes a Change of Control, assignment of this Agreement in connection with a Change of Control or acquires a Third Party (such other Party, the “Change of Control Party”) any product, compound, Patent, Information or other intellectual property or other proprietary rights that are owned or otherwise controlled by any Third Party (including such Third Party’s Affiliates) that becomes an Affiliate or assignee of the Change of Control Party after the Effective Date as a result of such Change of Control, assignment, or acquisition, shall be excluded from the licenses granted by the Change of Control Party to the non-Change of Control Party under this Agreement, as long as such Patent, Information or other intellectual property or other proprietary rights (1) is not incorporated into, or used in the Exploitation of, a Licensed Compound or Licensed Product and (2) was not generated through any use of, or access to (in more than a de minimis fashion) the Eikon Patents, the Eikon Know-How, the Impact Patents, Impact Know-How or Joint Intellectual Property Rights.

14.4 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, (i) such provision shall be fully severable, (ii) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (iii) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (iv) in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and reasonably acceptable to the Parties. To the fullest extent permitted by Applicable Law, each Party hereby waives any provision of law that would render any provision hereof illegal, invalid or unenforceable in any respect.

14.5 Dispute Resolution. Any dispute, whether contractual or otherwise, arising out of or in connection with this Agreement or these dispute resolution procedures, including without limitation their existence, validity, applicability or termination, will be referred to and finally resolved by binding arbitration pursuant to the Rules of the London Court of International Arbitration, which rules are deemed to be incorporated by reference into this provision. There will be three (3) independent arbitrators. The seat, or legal place of arbitration will be London, England. The language to be used in the arbitral proceedings will be English. The governing law of the Agreement and of these dispute resolution provisions is specified in Section 14.6, without regard to its conflicts of law rules and principles. Judgment upon the award may be entered by any court having jurisdiction of the award or having jurisdiction over the relevant party or its assets. Nothing contained in this Agreement will deny any Party the right to seek injunctive or other equitable relief from a court of competent jurisdiction in the context of a bona fide emergency or prospective irreparable harm, and such an action may be filed and maintained notwithstanding any ongoing arbitration proceeding. All arbitration proceedings and decisions of the arbitrators will be deemed Confidential Information of both Parties under Article 10.

14.6 Governing Law, Jurisdiction and Service.

14.6.1 Governing Law. This Agreement (including the agreement to arbitrate in Section 14.5) shall be governed by and construed in accordance with the laws of England and Wales, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction; provided that all questions concerning (i) inventorship and ownership of Patents under this Agreement shall be determined in accordance with Section 9.1 and (ii) the construction or effect of Patents shall be determined in accordance with the laws of the country or other jurisdiction in which the particular Patent has been filed or granted, as the case may be. The Parties agree to exclude the application to this Agreement of the United Nations Convention on Contracts for the International Sale of Goods.

14.6.2 Service. Each Party further agrees that service of any process, summons, notice or document by registered mail to its address set forth in Section 14.7.2 shall be effective service of process for any action, suit or proceeding brought against it under this Agreement in any such court.

14.7 Notices.

14.7.1 Notice Requirements. Any notice, request, demand, waiver, consent, approval or other communication permitted or required under this Agreement will be in writing, will refer specifically to this Agreement and will be deemed given only if delivered by hand or by recognized overnight delivery service that maintains records of delivery, addressed to the Parties at their respective addresses specified in Section 14.7.2 or to such other address as the Party to whom notice is to be given may have provided to the other Party in accordance with this Section 14.7.1. This Section 14.7.1 is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under the terms of this Agreement.

14.7.2 Address for Notice.

If to Eikon, to:

3929 Eden Point Way

Hayward, CA 94545

USA

Attn: [***]

with a copy (which will not constitute notice) to:

Covington & Burling LLP

Salesforce Tower, 415 Mission Street, 54th Floor

San Francisco, CA 94105

Attn: [***]

If to Impact, to:

12F, New Bund Times Square, 399 Haiyang West Rd.,

Pudong District, 200126,

Shanghai, China

Attention: [***]

with a copy (which shall not constitute notice) to:

Cooley LLP

3175 Hanover Street,

Palo Alto, CA 94304-1130

USA

Attention: [***]

Cooley LLP

IFC - Tower 2, Level 35, Unit 3510, 8 Century Avenue

Pudong District, 200120

Shanghai, China

Attention: [***]

14.8 Entire Agreement; Amendments. This Agreement, together with the Schedules attached hereto, sets forth and constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and all prior agreements, understandings, promises and representations, whether written or oral, with respect thereto are superseded hereby. Each Party confirms that it is not relying on any representations or warranties of the other Party except as specifically set forth in this Agreement. No amendment, modification, release or discharge shall be binding upon the Parties unless in writing and duly executed by authorized representatives of both Parties. In the event of any inconsistencies between this Agreement and any schedules or other attachments hereto, the terms of this Agreement shall control.

14.9 English Language. This Agreement shall be written and executed in and all other communications under or in connection with this Agreement shall be in, the English language. Any translation into any other language shall not be an official version thereof and in the event of any conflict in interpretation between the English version and such translation, the English version shall control. The JSC meetings shall be conducted in English, and all reports submitted to the JSC shall be in English. Except as otherwise expressly provided in this Agreement, for any Regulatory Documentation or other documents that a Party is required to provide to the other Party under this Agreement, if such documents are not originally received or prepared in the English language, then the Party required to provide such documents shall, at its own cost and expense, provide such documents in their original language, together with a full English translation.

14.10 Equitable Relief. Each Party acknowledges and agrees that the restrictions set forth in Article 9 and Article 10 are reasonable and necessary to protect the legitimate interests of the other Party and that such other Party would not have entered into this Agreement in the absence of such restrictions and that any breach or threatened breach of any provision of such Section or Articles may result in irreparable injury to such other Party for which there will be no adequate remedy at law. In the event of a breach or threatened breach of any provision of such Section or Articles, the non-breaching Party shall be authorized and entitled to obtain from any court of competent jurisdiction injunctive relief, whether preliminary or permanent, specific performance and an equitable accounting of all earnings, profits and other benefits arising from such breach, which rights shall be cumulative and in addition to any other rights or remedies to which such non-breaching Party may be entitled in law or equity. Both Parties agree to waive any requirement that the other (i) post a bond or other security as a condition for obtaining any such relief and (ii) show irreparable harm, balancing of harms, consideration of the public interest or inadequacy of monetary damages as a remedy. Nothing in this Section 14.9 is intended or should be construed, to limit either Party’s right to equitable relief or any other remedy for a breach of any other provision of this Agreement.

14.11 Waiver and Non-Exclusion of Remedies. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. The waiver by either Party hereto of any right hereunder or of the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by such other Party whether of a similar nature or otherwise. The rights and remedies provided herein are cumulative and do not exclude any other right or remedy provided by Applicable Law or otherwise available except as expressly set forth herein.

14.12 No Benefit to Third Parties. Except as provided in Article 12, a Person who is not a Party to this Agreement shall not have any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement. This Agreement does not give rise to any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement. The rights of the Parties to rescind or vary this Agreement are not subject to the consent of any other Person.

14.13 Further Assurance. Each Party shall duly execute and deliver or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents and instruments, as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes hereof or to better assure and confirm unto such other Party its rights and remedies under this Agreement.

14.14 Relationship of the Parties. It is expressly agreed that Impact, on the one hand, and Eikon, on the other hand, shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency. Neither Impact, on the one hand, nor Eikon, on the other hand, shall have the authority to make any statements, representations or commitments of any kind, or to take any action that will be binding on the other, without the prior written consent of the other Party to do so. All persons employed by a Party shall be employees of such Party and not of the other Party and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such first Party.

14.15 References. Unless otherwise specified, (i) references in this Agreement to any Article, Section or Schedule shall mean references to such Article, Section or Schedule of this Agreement, (ii) references in any Section to any clause are references to such clause of such Section and (iii) references to any agreement, instrument or other document in this Agreement refer to such agreement, instrument or other document as originally executed or, if subsequently amended, replaced or supplemented from time to time, as so amended, replaced or supplemented and in effect at the relevant time of reference thereto.

14.16 Construction. Except where the context otherwise requires, wherever used, the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders and the word “or” is used in the inclusive sense (and/or). Whenever this Agreement refers to a number of days, unless otherwise specified, such number refers to calendar days. The captions of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The term “including,” “include,” or “includes” as used herein shall mean “including, but not limited to” and shall not limit the generality of any description preceding such term. The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction shall be applied against either Party. Each Party represents and warrants that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting hereof. In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption will apply against the Party which drafted such terms and provisions.

14.17 Counterparts. This Agreement may be executed in multiple counterparts, each of which when executed will be an original, and all of which, when taken together, will constitute one agreement. Each Party agrees that the electronic signatures of the Parties, in any form or format, are intended to authenticate this writing and to have the same force and effect as manual signatures. For the purposes of this provision, “electronic signature” means any electronic sound, symbol, or process attached to or logically associated with a record and executed and adopted by a party with the intent to sign such record, including e-mail signatures and processes developed by electronic signature services (e.g., DocuSign).

[SIGNATURE PAGE FOLLOWS]

THIS AGREEMENT IS EXECUTED by the authorized representatives of the Parties as of the date first written above.

IMPACT THERAPEUTICS (SHANGHAI), INC. (上海瑛派药业有限公司)		EIKON THERAPEUTICS, INC.

By:	/s/ Suixiong Cai	By:	/s/ Benjamin Thorner
Name: Dr. Suixiong Cai		Name: Benjamin Thorner
Title: CEO		Title: GC & CBO

[Signature page to Collaboration Agreement]

Schedule 1.28

Corporate Names

[***]

Schedule 1.120

Pre-Clinical Development Plan

[***]

Schedule 3.1.3

Impact Subcontractors

[***]

Schedule 4.1.1(ii)

[***] First-In-Human Development Plan*

[***]

Schedule 11.2.2

Existing Patents

[***]

Schedule 11.2.3

Material IP Agreements

[***]